As filed with the Commission on March 2, 2001            File No. 333-________

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                            FORESTINDUSTRY.COM, INC.
                 (Name of small business issuer in its char


          Delaware                    7372                       98-0207081
(State or other jurisdiction    (Primary Standard             (I.R.S. Employer
 of incorporation or              Industrial                 Identification No.)
organization)                    Classification Code)


         2480  Kenworth  Road,  Suite  11,  Nanaimo,  British  Columbia  V9T 3Y3
          (Address and telephone number of principal executive offices)

                     2480 Kenworth Road, Suite 11, Nanaimo, British Columbia V9T
              3Y3 (Address of principal place of business or intended principal place of business)

                         Joe Perraton, President and CEO
                            forestindustry.com, Inc.
                          2480 Kenworth Road, Suite 11
                        Nanaimo, British Columbia V9T 3Y3
                                 (250) 758-0665
            (Name, address and telephone number of agent for service)

                                    Copy to:
                               Daniel B. Eng, Esq.
                              Bartel Eng & Schroder
                          300 Capitol Mall, Suite 1100
                          Sacramento, California 95814
                             Telephone: 916-442-0400

Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following blocks and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Pursuant to Rule 429, this registration statement relates to 1,703,866 shares of common stock registered on Form SB-2 (Commission File No. 333-37648) and declared effective on January 26, 2001.

                         CALCULATION OF REGISTRATION FEE


====================================================================================================================
                                                              Proposed maximum   Proposed maximum
                                                               offering price       aggregate         Amount of
          Title of each class of              Amount to be        per share       offering price   registration fee
        securities to be registered            registered
--------------------------------------------------------------------------------------------------------------------
Common stock to be offered by selling
stockholders                                    703,866             $1.75            $1,231,765          $325(1)
Common stock for resale by holders of
Series A preferred stock assuming the
conversion of such preferred stock
                                              1,000,000             $1.75            $1,750,000          $462(1)

Common stock for resale by holders of
Series B preferred stock assuming the
conversion of such preferred stock            1,000,000             $0.09 (2)        $   90,000           $23
                                              ---------                            -----------         -----
Total                                         2,703,866(1)                           $3,071,765          $813(1)
====================================================================================================================
-------------------------------

(1) Includes 1,703,866 shares of common stock which have been previously registered on Form SB-2 (Commission File No. 333-37648) and declared effective on January 26, 2001. The registrant has previously paid a fee of $787.

(2) Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended ("Securities Act"). Estimated for the sole purpose of calculating the registration fee and based upon the average quotation of the high and low price per share of our common stock on February 26, 2001, as quoted on the OTC Bulletin Board.


     The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                                Subject to Completion
                                                                  March 2, 2001


                            FORESTINDUSTRY.COM, INC.

                             RESALE OF COMMON STOCK

                                ----------------


     This prospectus relates to the resale of up to 2,580,843 shares of common stock including 876,977 shares that were issued upon the automatic conversion of 200 shares of Series A preferred stock on January 31, 2001 and up to 1,000,000 shares that may be issued upon the conversion of Series B preferred stock. The selling stockholders may sell the common stock from time to time in the over-the-counter market at the prevailing market price or in private negotiated transactions. The selling stockholders will determine the price they may offer or sell shares of our common stock independent of us. We will not receive any proceeds from the resale of shares of common stock.

     Our common stock is quoted on the OTC Bulletin Board under the symbol "FXCH." On March ___, 2001, the closing bid quotation for one share of common stock was $______. We do not have any other securities that are currently traded on any other exchange or quotation system.

                        --------------------------------


     Investing in the common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss.

     Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        --------------------------------




                  The date of this Prospectus is March 2, 2001.

                                TABLE OF CONTENTS



PROSPECTUS SUMMARY.............................................................3


RISK FACTORS...................................................................5


THE OFFERING...................................................................8


MARKET FOR OUR COMMON STOCK....................................................9


DIVIDEND POLICY...............................................................10


FORWARD-LOOKING STATEMENTS....................................................10


MANAGEMENT'S DISCUSSION AND ANALYSIS..........................................10


AND PLAN OF OPERATIONS........................................................10


BUSINESS......................................................................14


PROPERTY......................................................................18


Management....................................................................18


EXECUTIVE COMPENSATION........................................................19


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................22


SECURITY OWNERSHIP OF CERTAIN.................................................23


BENEFICIAL OWNERS AND MANAGEMENT..............................................23


PLAN OF DISTRIBUTION..........................................................24


SELLING STOCKHOLDERS..........................................................25


DESCRIPTION OF SECURITIES.....................................................26


LEGAL PROCEEDINGS.............................................................28


LEGAL MATTERS.................................................................28


EXPERTS.......................................................................28


AVAILABLE INFORMATION.........................................................28


FINANCIAL STATEMENTS.........................................................F-1

                               PROSPECTUS SUMMARY


     This summary is intended to highlight information contained elsewhere in this prospectus. You should carefully read the entire prospectus. All dollar amounts refer to United States dollars unless otherwise noted.

Our Business

     As used in this prospectus, the reference to "we" and "forestindustry" and the business operations discussed in this prospectus refer to forestindustry.com, Inc. and (prior to January 31, 2000) to The Forest Industry Online Inc.

     We provide a full range of internet services for the forest and wood products industry. Our website address is "forestindustry.com." Our internet site provides a directory of companies associated with the forest and wood products industry. Our website is divided into three categories: Forest and Logging, Wood Processing and Logs, Lumber and Wood Products. Companies may advertise their services on our website and exchange information through our online discussion forums. Our website includes The World Wood Exchange which allows manufacturers, buyers and intermediaries to list all types of wood products for purchase and sale through the website. It also provides information on industry related trade shows, conferences and news items. All updates and changes made to the website are completed by our in-house technical staff. We generate revenues by charging a monthly fee to customers using our website based on the size of advertisements and charging for internet related services provided to forest and wood-related businesses.

     To date, approximately 60% of revenues are generated from our website advertisers and the other 40% through website design services. Prior to January 31, 2000 we had no source of revenues. On January 31, 2000 we acquired The Forest Industry Online Inc. and our current business is now that which was being conducted by them.

     The internet related services which we provide include all services which a business needs to promote itself and to advertise and/or sell its forest or wood related products and services through the internet, including the design, development and hosting of websites for our customers.

     Our corporate offices and operations are located at Suite 11, 2480 Kenworth Road, Nanaimo, British Columbia V9T 3Y3. Our telephone number is (250) 758-0665. We have one wholly-owned subsidiary, The Forest Industry Online, Inc. which maintains business offices at our principal business office in Nanaimo.

Offering Summary

     The selling stockholders are registering for resale up to 2,580,843 shares of our common stock, including 876,977 shares of common stock that were issued upon the conversion of 200 shares of Series A preferred stock and up to 1,000,000 shares may be issued upon the conversion of shares of our Series B convertible preferred stock.

Securities offered by selling stockholders........         2,580,843 shares (1)

Common stock outstanding before the offering              14,610,643 (2)

Common stock to be outstanding after the offering
assuming conversion of the Series B preferred stock       15,610,643 (1)

Use of proceeds...................................      We will not receive any
                                                    proceeds from this offering.

Offering price....................................    Market price or negotiated
                                                   prices at the time of resale.

Symbol for our common stock.......................             FXCH

Market for common stock...........................    Our shares are currently
                                                  quoted on the over-the-counter
                                                  electronic bulletin board.

--------------------

(1) Assumes the conversion of up to 200 shares of our Series B convertible preferred stock into an aggregate of 1,000,000 shares of our common stock.

(2) The number of shares of our common stock outstanding as of January 31, 2001 excludes options outstanding to purchase 109,000 shares of our common stock at an exercise price between $0.60 and $4.00 per share and 1,000,000 shares of our common stock that may be issued upon the conversion of the Series B preferred stock.

Summary of Consolidated Financial Data



                                              Ten Months Ended May 31,             Six Months Ended November 30,
                                          1999                         2000      1999                         2000
                                        ------------------------------------    ----------------------------------
                                                                                              (Unaudited)

Revenues                                $         270,176   $      335,287      $        92,382   $       205,195
Operating Expenses                                228,105          793,868               91,188           867,949
Earnings (Loss)                                    42,071        (458,581)                1,194         (662,754)
Earnings (Loss) Per Share               $           0.004   $      (0.043)      $         0.001   $        (0.05)



                                          Ten Months Ended May 31, 2000         Six Months Ended November 30, 2000
                                          ------------------------------       -------------------------------------
                                                                                           (Unaudited)

Total Assets                              $           415,591                  $             190,239
Working Capital (Deficit)                             118,409                              (112,781)
Stockholders' Equity (Deficit)            $           242,201                  $             (8,574)




                                  RISK FACTORS

     An investment in our securities involves a high degree of risk. Before deciding whether to invest, you should read and consider carefully the following risk factors.

We expect continued losses in 2001 since current revenues are insufficient and for the six months ended November 30, 2000 we had a net loss of $662,754

     We have incurred losses since our merger in January 2000. Our current revenues are not enough to pay all our expenses. Our net losses are expected to continue through the current fiscal year. As a result of these losses and negative cash flows from operations, our ability to continue operations will depend on our ability to generate revenues for working capital, the availability of outside capital and our efforts at reducing expenses until we achieve profitability.

     Our audited consolidated financial statements for the year ended May 31, 2000 were prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. Certain conditions currently exist which raise substantial doubt upon the validity of this assumption.

     To November 30, 2000, we have not been profitable and have experienced negative cash flows from operations. Operations have been financed through the issuance of preferred stocks and other external financing. Our future operations are dependent upon continued external funding, our ability to increase revenues and reduce expenses, and the success of our proposed development of an online business exchange auction website for the forest and wood industries. There are no assurances that the above conditions will occur.

We will need to raise additional capital to finance our website business operations

     Because we do not have sufficient revenues to support our activities, we intend to fund our operations with additional outside capital. If we are unable to obtain financing in the amounts and on terms acceptable to us, our business and future success may be adversely affected. Our management has limited experience in raising capital, which may reduce the likelihood of obtaining capital.

     Traditionally, we have relied primarily on revenues from our website and the sale of equity securities to meet our operations and capital requirements. Any equity financing could result in dilution to our stockholders. Debt financing will result in interest expense and the risk we cannot pay it back in time.

If our competitors develop better internet services than ours for forest and wood companies then our future financial success may be at risk

     Our competitors may develop internet services that are superior to, or have greater market acceptance than, our services. If we are unable to compete successfully against our competitors, our business, financial condition and operating results will be adversely affected.

     Many of our competitors have greater financial, marketing and other resources than we do. This may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic alliances and other initiatives.

If the forest and wood industry does not adopt the electronic commerce market for its business, our internet business could fail in the long term

     The success of our internet based business will depend on several factors including:

o Electronic commerce is still developing and may not be suitable for the wood and forest industry;

o We have no long term contracts or agreements with our customers and as a result, no assurance of ongoing revenues;

o We have not obtained and installed the necessary internet operating programs to implement our proposed lumber and equipment exchange;

o We do not have the expertise in house to design our proposed market information services and training and compliance programs; and

o Government regulation or taxation may adversely affect the user of electronic commerce.

Our forest and wood related internet services and new products may not attract customers or result in profits

     Our business is based on electronic commerce, which refers to the purchase and sale of products and services advertised on internet websites. Although electronic commerce is growing in volume, many businesses have failed to capture the audience required to generate sufficient revenues. The forest and wood products industry in particular has traditionally relied on non-electronic means for conducting business.

     Our future success depends on our ability to deliver internet content and services that are seen as valuable to the forest and wood product industry. If we are unable to design products and services that attract a loyal user base, it could have a material adverse affect on our business, financial condition and operating results.

     Traditionally, the forest and wood products industry has been resistant to adopt new methods of doing business which may mean our products take longer to introduce or they may be rejected altogether. All of our products and services are based on the electronic commerce market and depend on our customers' willingness to use internet based services. If we cannot increase the attractiveness of our products and services within the industry, our financial condition, business and operating results may be adversely affected.

If we cannot manage the rapid growth in our customer base and effectively deliver our internet based services, we may lose our customers and revenue sources

     Our customer base has increased by over 600 customers in the past four months. If this growth continues, it will likely put a significant strain on our resources, managers and systems. To manage growth, we must develop and implement effective systems and train and manage our employees to perform all of the functions necessary to effectively develop, service and manage our customer base. In addition, some of the requests for technical services may be too complex for our current staff and systems. If we cannot service our customers through our staff or systems or through our consultants, our business, revenues and operating results may be adversely affected.

     We may not be able to upgrade our technical systems to match our growth. As of January 31, 2001, our technology systems were operating at 30% capacity. We do not need to upgrade systems until they reach 70% of capacity. We anticipate needing to upgrade in twelve months time. If we are unable to finance the cost of the upgrades, then we risk an interruption in service to our customers and potentially a loss in revenues.

Since we rely on one provider for our telecommunication T1 lines, our technical systems could fail if their service is interrupted

     Although we have back up facilities for our computer systems, we rely on one provider for our telecommunication lines. If the telecom provider failed to provide service to our systems, we would be unable to maintain website availability. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events. Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Any system interruptions that cause our website to be unavailable may reduce our attractiveness to advertisers and could materially adversely affect our business.

If we are unable to retain our President and other senior management experienced in the forest and internet industry, our future business success could be adversely affected

     We believe our success will depend on the continued employment of our President, Joe Perraton. If he was unable or unwilling to continue in his present position, our business, financial condition and operating results could be materially adversely affected. While we have an employment agreement with Mr. Perraton, there is no guarantee he will remain with us indefinitely. We do not carry key person life insurance on any members of our management.

     Furthermore, we are in need of additional senior management to support our business and operations. If we are not able to offer a compensation package comparable within the industry, we will not be able to recruit senior management. To date, we have had insufficient working capital to support the addition of several senior positions.

We are developing products based on information we obtain from third parties in the forest industry, which could expose us to legal liability

     We may be subject to legal claims relating to the content in our website and related products. Some of the content proposed for our lumber and equipment exchange, market information service and training and compliance programs may be drawn from data compiled by other parties, including governmental and commercial sources. We will then reformat that data and produce specialized products based on that market segment. This data may have errors. If our content is improperly used or if we supply incorrect information, it could result in unexpected liability. Our business, financial condition and operating results could suffer a material adverse effect if costs or losses resulting from these claims are not covered by our insurance or exceed our coverage.

Our common stock has ranged in price from $0.10 to $8.00 since March 2000 and investors may not be able to resell at prices similar or higher than they purchased

     The average daily trading volume of our common stock has generally been low, which we believe has a significant effect on the historical market price of our common stock. As a result, the market price has been highly volatile and may not be indicative of the market price in a more liquid market. Consequently, investors may not be able to resell their shares of our common stock at prices similar to or higher than their purchase price. The market price of our common stock could be subject to significant fluctuations in response to a number of factors, including investor perception, depth and liquidity of the market for our common stock, public announcements by us, our clients and our competitors, and general economic and other conditions, which may or may not relate to our performance.

Trading in our stock is restricted by the SEC's penny stock regulations, which may limit a stockholder's ability to buy and sell our stock

     Trading in our common stock is subject to the SEC's penny stock regulations, which may limit a stockholder's ability to buy or sell our common stock. The U.S. Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock is currently covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and financially qualified investors. For transactions covered by this rule, the broker-dealers must make a special suitability determination of the purchaser and receive the purchaser's written agreement of the transaction prior to the sale. Consequently, these rules may affect the ability of broker-dealers to trade our common stock and affect the ability of existing stockholders to sell their shares in the secondary market.

                                  THE OFFERING

     We are registering, on behalf of the selling stockholders, for resale up to 2,580,843 shares of common stock, including up to 1,000,000 shares of common stock assuming the conversion of outstanding Series B preferred stock. You will find listed below the sources of the shares of common stock being registered for resale in this prospectus.

     o 1,000,000 shares of common stock issuable upon the conversion of 200 shares of Series B preferred stock. The Series B preferred stock was sold in a private placement to two accredited institutional investors at $1,000 per preferred share on August 1, 2000;

     o 876,977 shares of common stock that were issued upon conversion of 200 shares of Series A preferred stock. The Series A preferred stock was sold in a private placement to three institutional, accredited investors at $1,000 per preferred share on January 31, 2000;

     o    466,366 shares of common stock privately issued;

     o 200,000 shares of common stock issued as part of 10,000,000 shares issued in exchange for all of the outstanding stock of The Forest Industry Online Inc. on January 31, 2000; and

     o 37,500 shares of common stock issued as compensation to one entity for services rendered in connection with the transactions on January 31, 2000.

     The shares of common stock offered for resale and the shares of common stock to be issued upon the conversion of the shares of Series B preferred stock may be sold in a secondary offering by the selling shareholders by means of this prospectus.

                           MARKET FOR OUR COMMON STOCK

     As  of  January  31,  2001,  we  had  14,610,643  shares  of  common  stock outstanding and approximately 59 stockholders of record. The number of stockholders of record does not include shares held in street name. We believe the number of beneficial owners may be greater due to shares held by brokers, banks, and others for the benefit of their customers. Since December 1999 our common stock has been quoted on the OTC Bulletin Board, but a trading market only developed on March 1, 2000. Set forth below are the range of high and low bid quotations for the monthly periods indicated as reported by the NASD since March, 2000. The market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

                                                          Common Stock
  Month Ended                                    High                      Low

  January 31, 2001                               $0.45                    $0.11
  December 31, 2000                              $0.57                    $0.31
  November 30, 2000                              $1.06                    $0.38
  October 31, 2000                               $1.47                    $0.94
  September 30, 2000                             $2.25                    $1.13
  August 31, 2000                                $1.69                    $1.06
  July 31, 2000                                  $1.31                    $1.25
  June 30, 2000                                  $2.75                    $2.75
  May 31, 2000                                   $1.25                    $1.25
  April 30, 2000                                 $3.00                    $3.00
  March 31, 2000                                 $8.00                    $7.81

     The provisions in our Certificate of Incorporation allow our board of directors to issue preferred stock with rights, preferences and privileges superior to our common stock. The issuance of preferred stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to stockholders generally. It would have the effect of limiting stockholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by our management.

     We authorized 5,000,000 blank check preferred shares when we incorporated. The board of directors recently authorized the creation of 1,200 shares of Series B convertible preferred stock of which

200 have been issued to date. As part of the terms of the issuance of the Series B convertible preferred stock, we have agreed to register the common stock underlying the Series B preferred stock. There are no current plans, arrangements, commitments or undertakings to issue additional preferred stock. However, the board of directors has the authority to issue additional shares of preferred stock at any time up to the amount authorized in our Certificate of Incorporation.

                                 DIVIDEND POLICY

     Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. We have not paid any dividends on our common stock and we do not have any current plans to pay any common stock dividends. The Series B preferred stock is not entitled to any dividends.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

     As used in this prospectus, the terms "we," "us," "our," and "forestindustry" means forestindustry.com, Inc. and its subsidiaries, unless otherwise indicated. All dollar amounts refer to United States dollars unless otherwise noted.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             AND PLAN OF OPERATIONS

General

     The following discussion may contain forward-looking statements and projections. Because these forward-looking statements and projections are based on a number of assumptions and are subject to significant uncertainties and contingencies, many of which are beyond our control, there is no assurance that they will be realized, and actual results may vary significantly from those shown.

     Forestindustry and its current business is a result of a combination transaction between Autoeye Inc., a Delaware corporation, and The Forest Industry Online Inc., a British Columbia corporation. At the time of the combination on January 31, 2000, Autoeye was a reporting company under the Securities Exchange Act of 1934 with no active business other than to evaluate businesses for possible acquisition. Autoeye was incorporated on December 18, 1997 and was formed to acquire Autoeye Inc., an Alberta corporation, that developed and proposed to manufacture its existing design for a multi-vehicle surveillance system to monitor large vehicle lots such as car dealerships, fleets and storage lots. The proposed acquisition of Autoeye Inc., an Alberta corporation, was terminated in February 1998. The Forest Industry Online Inc. had been in the business of providing internet services to the forest and wood products industry since January 1997. As a result of the combination, The Forest Industry Online Inc. became a wholly-owned subsidiary of Autoeye and Autoeye changed its name to forestindustry.com, Inc. and continues the business of The Forest Industry Online Inc. Following the transaction, the shareholders of The Forest Industry Online, Inc. owned a majority of Autoeye's outstanding shares of common stock. Accordingly, for financial reporting purposes the transaction was accounted for as a reverse acquisition with The Forest Industry Online, Inc. considered the accounting acquirer. (See Notes 2(a) and 3 to the May 31, 2000 audited consolidated financial statements). As such, The Forest Industry Online, Inc.'s historical financial statements are now reported as our financial statements.

Plan of Operations

     In order to expand our operations we will need additional capital. We do not have any commitments from any source to provide additional capital. We will need to raise significant outside capital to fund our anticipated capital requirements over the next twelve months. Approximately $1.75 million has been budgeted to finance the development of our technology, development of new products and services and increase sales and marketing during the current fiscal year. We anticipate needing approximately $300,000 to acquire additional equipment during the current fiscal year to support the Lumber and Equipment Exchange. Capital commitments for the current fiscal year include approximately $21,468 in lease obligations for one office premise; consultant agreements totaling $82,000; other leases $18,000; and employment agreements totaling
$50,000. As a result of this increased business activity and anticipated increase in employees, we expect general and administrative expenses and compensation costs to increase significantly from current levels.

     An element of our business plan is to obtain license technology and hardware to support our proposed Lumber and Equipment Exchange or LEE. The LEE program is expected to cost between $300,000 and $400,000 to implement. Alternatively, we will identify an alliance partner who has already built a functioning exchange model. We will then need to spend approximately $100,000 on system upgrades that will integrate our systems with theirs.

     We plan on offering two new products to our customers over the next twelve months. We will require approximately $100,000 to develop a training and compliance component and $180,000 to research and develop a market information system. We will require an additional $260,000 to upgrade our computer systems and hardware.

     Since inception, we have relied on equity financings to fund our operations. Funds required to finance our future internet services, marketing efforts and ongoing business are expected to come primarily from debt and equity financing and strategic alliances with the remainder provided from operating revenues. Operating revenues to date have been substantially less than the cost of operations. Future financings will be necessary to meet our anticipated working capital needs over the current fiscal year. Potential sources of additional capital include private placements with institutional investors and/or a public offering of our common stock.

     In order to ensure we are profitable in the next quarter, we laid off 17 of our employees in November, 2000. We plan on building our operations and re-hiring our employees once revenues exceed our operating costs.

Results of Operations

For the Six Months ended November 30, 2000 and November 30, 1999

     Revenues.  Revenues  increased  122% to $205,195  for the six months  ended
November  30,  2000 as  compared  to sales of $92,382  for the six months  ended
November 30, 1999. Increased sales were attributable to an increase in subscribers to our web site services and web design services. The customer base increased to approximately 1200 customers by November 30, 2000 as compared to approximately 400 at November 30, 1999. $108,015 or 53% of revenues were derived from website design services while the remaining $97,180 or 47% of revenues were derived from web site advertising.

     Expenses. Total expenses for the six months ended November 30, 2000 increased to $867,949 as compared to $91,188 for the comparative period ended November 30, 1999. Selling, general and administrative expenses represented the largest portion of expenses increasing over 900% from $78,419 for the six months ended November 30, 1999 to $707,719 for the comparable period in 2000. This increase is due to the hiring of additional sales and technical staff, attendance at more trade shows during this period and termination of office leases and other commitments. We also recorded a compensation expense for stock issued for services rendered in the amount of $212,500. Consulting and professional fees were $28,076 for the period ended November 30, 2000 compared to nil for the six months ended November 30, 1999. Our professional fees increased due to the private placement conducted in August, the pending acquisition and compliance with public reporting requirements. Professional fees also included legal and accounting fees relating to the preparation of a registration statement and audited financial statements for the year ending May 31, 2000.

     Net and Comprehensive Loss. We recorded a net loss of $662,754 for the six months ended November 30, 2000 compared to a net gain of $1,194 for the six months ended November 30, 1999. The increase in losses for the period ended November 30, 2000 is due to the significant increase in operating, administrative and professional expenses and the recording of compensation expenses relating to the issuance of common stock for services and granting of stock options to non-employees.

For the fiscal years ended May 31, 2000 (10 months) and July 31,1999 forestindustry commenced business operations in January of 2000 with the acquisition of The Forest Industry Online Inc. As of May 31, 1999 and up to January, 2000, forestindustry, formerly known as Autoeye, was not conducting any business operations. Consequently, a comparison of the fiscal years ended May 31, 2000 and 1999 would not be meaningful. Instead, the more meaningful management's discussion compares our latest fiscal year ended May 31, 2000 with the prior fiscal year of The Forest Industry Online, Inc. ending July 31, 1999. However, our most recent fiscal year consists of only ten months rather than a full twelve-month fiscal year.

     Revenues. Revenues increased 11% to $335,287 for the ten months ended May 31, 2000 as compared to sales of $300,362 for the year ended July 31, 1999. Increased sales were attributable to an increase in subscribers to our web site services and web design services. The customer base increased to approximately 640 customers by May 31, 2000 as compared to approximately 350 at July 31, 1999. $215,504 or 64% of revenues were attributable to web site advertising while the remaining $119,783 or 36% of revenues were derived from website design services.

     Expenses. Selling, general and administrative expenses for the ten months ended May 31, 2000 increased 94% to $534,976 as compared to $275,061 for the year ended July 31, 1999. This increase is due to the hiring of additional sales and technical staff and attendance at more trade shows during this period. Consulting and professional fees were $231,066 for the period ended May 31, 2000 compared to $18,079 for the year ended July 31, 1999. Our professional fees increased by over 600% due to the acquisition in January 2000 and the change from a privately held company to a public reporting company. Professional fees also include legal and accounting fees relating to the preparation of our registration statement.

     Net and Comprehensive Loss. We recorded a net loss of $458,581 and a comprehensive loss of $450,017 for the ten months ended May 31, 2000 compared to a net loss of $541 and a comprehensive loss of $82 for the year ended July 31, 1999. The increase in losses for the period ended May 31, 2000 is due to the significant increase in operating, administrative and professional expenses.

For the fiscal years ending July 31, 1999 and 1998

     Revenues. Revenues during the year ended July 31, 1999 increased by 133% to $300,362 over the prior year period as we added customers to our website. Revenues for the year ended July 31, 1998 were $128,685.

     Expenses. Expenses during the year ended July 31, 1999 increased by 54% to $300,900 from the year ended July 31, 1998 of $194,352. The increase was due to the addition of customer service and technical support personnel who were required due to our higher level of activity.

     Net and comprehensive loss. We recorded a net loss of $541 for the year ended July 31, 1999 compared to a net loss of $65,667 for the previous year of 1998. The lower net loss for 1999 reflected revenues increasing at a higher rate than expenses.

Liquidity and Capital Resources

     We are in a growth stage in which expenses are expected to increase as we implement our business plan. Due to the fact that we have not generated sufficient cash flow to fund all of our operations, we have relied heavily on outside sources of capital. During the year ended May 31, 2000, we raised $750,000 through the sale of our Series A convertible preferred stock. During the six months ended November 30, 2000, we raised an additional $200,000 through the sale of our Series B convertible preferred stock. We will require additional capital investments or borrowed funds to meet cash flow projections. There can be no assurance that we will be able to raise capital from these outside sources in sufficient amounts to fund our business expansion. The failure to secure adequate outside funding would have an adverse affect on our operating results.

     We expect our expenses will continue to increase during the next twelve months as a result of increased marketing expenses and the expansion of our online services. We estimate that we will need $1.75 million during the current fiscal year 2001 to implement our business plans and pay for operational expenses.

     We plan to develop the Lumber and Equipment Exchange, or LEE, which will conduct auctions of lumber, equipment and other wood products by means of the internet. To establish the LEE, we will need to license from a third party the sophisticated computer software systems needed to operate an internet-based auction site. We have identified and reviewed potential third parties and have identified a company from whom we will obtain a license. Their model was less expensive and easily adaptable to multiple platforms. Once we obtain outside financing, we believe the exchange will take six weeks to build and 12-18 months to fully launch and introduce to our customers. We will earn commissions on any sales made through the LEE. A license for the computer system needed for the LEE is expected to cost approximately $300,000 in addition to approximately $100,000 of installation services. Alternatively, we may establish a joint venture or similar arrangement with a company, which has the rights to such a computer system. The initial cost of the license would be less but we would be required to share any revenues earned from the LEE with our joint venture partner. As of January 31, 2001, we had not obtained any license for the computer programs, which will be required for the LEE, and the launch date of the LEE will remain uncertain until additional sources of capital are obtained.

     Investing activities during the six months ended November 30, 2000 have consisted mainly of purchasing property and equipment, primarily computer hardware and software. Capital expenditures totalled $47,407 for the six months ended November 30, 2000 and $119,377 for the year ended May 31, 2000. We expect capital expenditures will increase and growth in its technical infrastructure will be required to support the growing customer base.

     To date, we have not invested in derivative securities or any other financial instruments that involve a high level of complexity or risk. We expect, that in the future, cash in excess of current requirements will continue to be invested in high credit quality, interest-bearing securities until utilized in business operations.

     As of November 30, 2000, we had negative working capital of approximately $112,781. We anticipate obtaining the additional capital that it will require through revenues from operations and through a combination of debt and equity financing. We will also consider joint ventures or strategic alliances to develop future programs. There is no assurance that we will be able to obtain capital we will need or that the estimates of our capital requirements will prove to be accurate.

                                    BUSINESS
General

     We are an internet service provider to the forest and wood products industry. Our website includes information and advertising relating to forest and logging; wood processing and logs; and lumber and wood products. We plan on introducing the following products and services during 2001:

     o a business to business exchange to support the purchase and sale of wood, wood products and wood related services;

     o    market information services; and,

     o    training and compliance programs.

     Our strategy is to become an internet leader in supporting an e-focused marketplace for the forest and wood products industry.

Corporate History

     Forestindustry, formerly known as Autoeye Inc., is a Delaware corporation carrying on the business originally started by The Forest Industry Online Inc. in 1995, initially as a proprietorship and after January 1997, as a British Columbia corporation. Prior to January 31, 2000, forestindustry was known as Autoeye Inc., a Delaware corporation formed on December 18, 1997. Autoeye was incorporated on December 18, 1997 and was formed to acquire Autoeye Inc., an Alberta corporation, that developed and proposed to manufacture its existing design for a multi-vehicle surveillance system to monitor large vehicle lots such as car dealerships, fleets and storage lots. The proposed acquisition of Autoeye Inc., an Alberta corporation, was terminated in February 1998. Prior to the transaction with The Forest Industry Online Inc., Autoeye had not commenced any operations other than its initial corporate formation and capitalization.

     On January 31, 2000 Autoeye acquired all of the issued and outstanding common shares of The Forest Industry Online Inc. in exchange for 10,000,000 shares of Autoeye common stock. The Forest Industry Online, Inc. has been in operation since 1995, first as a proprietorship and since January 1997 as a British Columbia corporation. The value attributed to the share exchange was CDN $335,000.

10,000,000 shares of Autoeye Inc.'s common stock were issued to the principals of The Forest Industry Online Inc. who were Joe Perraton, Lara Perraton and
Teaco Properties Ltd. (which is beneficially owned by Marc White and Dave McNaught). Autoeye's then president, Andrew Hromyk, represented the interests of Autoeye. Concurrent with the acquisition of The Forest Industry Online Inc., Autoeye issued 750 shares of its Series A convertible preferred stock at a price of $1,000 per share for gross proceeds of $750,000. The subscribers of the preferred shares were Augustine Fund, LP, Ascent Financial, Inc. and Indenture Trust of James F. Cool. Autoeye also issued 37,500 shares of its common stock to Century Capital Management Ltd., as consideration for consulting services provided in connection with Autoeye's acquisition of The Forest Industry Online Inc. These consulting services included advice on structuring the transaction and financial analysis. Century Capital Management Ltd. is controlled by Andrew Hromyk, our former President.

     Following the acquisition of The Forest Industry Online Inc. Mr. Perraton, a principal of The Forest Industry Online Inc., was appointed Autoeye's President as well as a director. Mr. Marc White was also appointed a director. Autoeye's former President, Andrew Hromyk, resigned from that position and was appointed Autoeye's Secretary. Mr. Hromyk resigned as an officer and director in May 2000. Mr. White resigned as a director in July 2000.

     On February 25, 2000, Autoeye changed its name to "forestindustry.com, Inc." We have also done business under the name "The Forest Industry Network."

     On October 5, 2000, we appointed Greg Millbank, our Chief Operating Officer, to our board of directors.

     Our business is a continuation of that which was previously being conducted by The Forest Industry Online, Inc. which remains a wholly owned subsidiary.

Products and Services

Website Hosting/Advertising

     Our primary business is supporting our website located at "www.forestindustry.com." This site provides a directory of companies associated with the forest and wood products industry. Our website is divided into three categories: Forest and Logging, Wood Processing and Lumber and Wood Products. Within Forest and Logging we list services pertaining to logging equipment, reforestation, trucks, safety supplies, computer services, contractors and ancillary services. The Wood Processing section contains services related to mills including equipment, safety services, computers, consultants and ancillary services. The Lumber and Wood Product section of our website contains services related to pallets, boxes and containers, mill and woodworking machinery and consulting services. All sections are linked through an alphabetical listing of all customers who list on our website.

     Our website includes The World Wood Exchange which allows manufacturers, buyers and intermediaries to purchase and sell all types of wood products through the website. Our website also provides information on industry related trade shows, conferences and news items and allows for the exchange of information through our online discussion forums. All updates and changes made to the website are completed by our in-house technical staff.

     Our website also allows companies to advertise their products or services. We charge a monthly fee to customers based on the size of the advertisement. Our monthly fees for basic advertising services currently range from $40 to $120.

Internet Services

     The internet related services we provide are essentially all services, which a business needs to promote itself and to advertise and/or sell its products and services through the internet. We charge either a monthly fee for these services or a fee based upon the number of hours involved in the project. Our services, all of which can be customized to the specific needs of the customer, include:

     o complete web site design and maintenance o design and maintenance of databases for new and used:
          o    equipment
          o    parts and supplies
          o    inventories of wood products
          o    real estate listings
          o    customers
     o design of forms used to pay for products and services with a credit card
     o customized layouts for order forms, multi-state tax calculations, international taxes
     o database administration programs which provide customers with the ability to: o modify product prices o provide product and service descriptions o shipping methods based on price, quantity and weight variables
     o    transaction and billing reports
     o online storefronts and catalogues for products and services offered by our members
     o    online classified advertisements
     o    email accounts for members

     We have technical and customer support staff who are available during business hours to assist all members with the use of our services.

New Products

     We plan to develop an online business exchange for the forest and wood industry called the Lumber and Equipment Exchange, or "LEE." The LEE will host auctions of lumber, equipment and other wood products. Revenue will be generated on a commission basis. We will need to license sophisticated software and hardware to support the LEE program. We have identified an alliance partner to develop the LEE program. Once financing has been secured, we anticipate it will take approximately 6 weeks to design the basic framework for the LEE. We will require ongoing design and technical assistance from our alliance partner in the following areas: e-commerce infrastructure, systems integration and installation of enabling internet software. We estimate that it will take between 12-18 months to have a fully integrated exchange developed and operational. Related services, which we plan to offer to customers of the LEE, include credit verification, delivery scheduling, inspection services and payment settlement.

     Alternatively, we may seek an alliance partner who has a fully operational exchange service and who wants to partner with us to provide a broader range of services. If this occurs, we will not proceed with the online business exchange, but instead integrate our systems with the alliance partners' systems.

     We also plan to design a standard storefront for our members. We intend to upgrade existing storefronts used by our members to increase their efficiency. Once our standard storefront is developed, we will be able to adapt it to the needs of any of our customers with minimal effort.

     We further plan on developing a data and training component to our online services. Training programs will be standardized, hosted on an application service provider model and marketed to the forest and wood industry.

     We plan on providing market information services within the next year. We will gather industry data from several sources in the industry, analyze the data and repackage the information for specific areas of the industry.

Sales and Marketing

     We promote our website by participating in the following:

     o    industry trade shows and conferences

     o    advertising in industry journals

     o working with key forest associations to advertise our products and services

     o publishing a yearly guidebook which includes information on our products and services

     o upcoming industry conferences and events as well as a directory listing of organizations which utilize our online services.

     Due to the seasonal nature of the forest industry, our advertising and marketing expenses will normally be higher in the second and fourth quarters.

     We currently have over 1200 customers and have no reliance on any specific customer or small group of customers. Approximately 70% of our customers are U.S. companies, 20% are from Canada and approximately 5% are from Europe, Asia and Australia.

Competition

     There are currently very few internet websites devoted to the forest industry sector. Our competitors include "e-wood.com," "Talpx.com," "VerticalNet," and other startup company's such as forestweb.com. We also compete with various regional and national commodity exchanges.

     e-wood.com and Talpx Inc. provide internet websites, which connect buyers and sellers of wood and related products and include news and information for the wood products industry.

     VerticalNet provides websites for companies in the forest and wood products industry but does not currently provide any news or information on its websites, which relate to the forest or wood products industry.

     Indirect competitors include various web-hosting and web design companies ranging from large corporate internet service providers to small home-based businesses. These competitors comprise a small proportion of our competition and often have little or no specific knowledge of the forest industry.

Intellectual Property, Government Approvals and Regulation

     Our internet services, web site design and database programs are not protected by any patents or copyrights. Our website domain name is registered with Network Solutions, Inc. We also have registered the names "forestindustry.net;" "logsandlumber.com" and other web addresses. We are not subject to government regulation nor do we require any government approvals in either Canada or the United States to provide internet or web design services to our customers. We may be subject to regulations in the future if state or federal agencies choose to impose regulations applicable to the Internet.

Employees

     As of January 31, 2001, we had 5 full-time employees. We anticipate hiring 2 more employees over the next six months to service customers using our web site. We also utilize the services of 4 consultants.

                                    PROPERTY

     Our corporate and operational offices are located at 2480 Kenworth Road, Suite 11, Nanaimo, British Columbia, Canada V9T 3Y3. We lease approximately 4,000 square feet of office space under a lease, which expires May 31, 2001.

     All of our computer and telecommunications equipment are located at our Nanaimo offices. As of January 31, 2001 we were operating at 20% to 30% capacity and do not foresee the need to upgrade our systems for twelve months or more.


                                   Management

Directors and Executive Officers

     Our directors and executive officers, and their ages and positions, and duration as such, are as follows:

Name               Position                             Age   Period

Joe Perraton       President, Secretary and Director    36    January 31, 2000 -
                                                                         Present
Greg Millbank      Chief Operating Officer and          53    October 1, 2000 -
                   Director                                   Present


Business Experience

Officers and Directors

     The following is a description of our executive officers and directors and their business background for at least the past five years.

     Joe Perraton has served as president, chief financial officer and a director since January 31, 2000 and as Secretary since May 11, 2000. Prior to the acquisition by Autoeye, Mr. Perraton served as president, co-founder and operations manager since the inception of the business "forest industry online" as a proprietorship in 1995. He became president of The Forest Industry Online, Inc. upon its incorporation in January 1997. As co-founder Mr. Perraton had a unique vision of how the forest industry could use the internet to improve the industry as a whole. With over 10 years experience directly in the forest industry and over five years working with internet and client/sever technologies. Mr. Perraton has insight on how technologies relate to the forest industry. Prior to establishing The Forest Industry Online Inc. Mr. Perraton was engaged in the forest industry as an independent logging contractor.

     Greg Millbank has served as our Chief Operating Officer since October 1, 2000 and as a Director since October 5, 2000. Prior to joining us, Mr. Millbank spent the past fifteen years as the Managing Director of Praxis Technical Group, Inc.. Praxis is a software development company that specializes in electronic training development software for the continuous process industries and java middleware for large ERP systems. Clients of Praxis include ARCO, Exxon, Weyerhaeuser, Canfor, Suncor and many other similar companies. Mr. Millbank has also served on the boards of various companies and public service organizations. Mr. Millbank has a masters degree in mathematical communications studies, has published many papers, and is a well known speaker at conferences of the American Petroleum Institute, and other conferences dealing with automatic data analysis.

     Each director holds office until his successor is duly elected by the stockholders. Executive officers serve at the pleasure of the board of directors.

Family Relationships

     Lara Perraton, our Production Manager, is the sister of Joe Perraton.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation of our Chief Executive Officer during the last two complete fiscal years. No other officers or directors received annual compensation in excess of $100,000 during the last two complete fiscal years.



                                                                 SUMMARY COMPENSATION TABLE
                                          Annual Compensation                                   Long Term Compensation
                              --------------------------------------------     -----------------------------------------------------
                                                                                        Awards                Payout
                                                                               --------------------------    ----------
                                                                               Restricted    Securities      LTIP        All Other
                                                         Other Annual             Stock      Underlying      Payout     Compensation
                     Year      Salary     Bonus ($)    Compensation ($)         Award(s)    Options (#)         ($)          ($)
                   ---------- ---------- ------------ --------------------     ------------ -------------    ---------- ------------
Joe Perraton       2000(1)      $15,022      -0-              -0-                  -0-          -0-             -0-           -0-
President
Andrew Hromyk      2000(2)         $-0-      -0-              -0-                  -0-          -0-             -0-        $9,375(3)
Prior President
                   1999            $-0-      -0-              -0-                  -0-          -0-             -0-           -0-
                   1998            $-0-      -0-              -0-                  -0-          -0-             -0-           -0-
-----------------

(1) For the period January 31, 2000 to May 31, 2000. Prior to January 31, 2000, Mr. Perraton was paid the following salary by The Forest Industry Online, Inc. (a subsidiary of the Company); June 1, 1999 to January 30, 2000 - $13,406; fiscal year 1999 - $49,410; fiscal year 1998 - $25,325.

(2)  For the period June 1, 1999 to January 31, 2000.

(3) Value of 37,500 shares of common stock issued to Century Capital Management Ltd. as compensation for consulting services. Mr. Hromyk beneficially owns Century Capital Management.

     In January 2000, Joe Perraton replaced Andrew Hromyk as President. Mr. Hromyk continued to serve as the Secretary and a director until May 11, 2000 at which time he resigned from both positions.

Employment/Consulting Agreements

     On January 31,2000, we acquired The Forest Industry Online Inc. In connection with this acquisition we entered into an employment agreement with Joe Perraton, the President of The Forest Industry Online. The employment agreement provides for a term of three years and an annual salary of CDN $70,000 (approximately $50,000 at current exchange rates). On January 31, 2001, we cancelled the employment agreement with Mr. Perraton and entered into a consulting agreement with Mr. Perraton. The consulting agreement provides for a term of two years and an annual salary of CDN $72,000 (approximately $45,000 at current exchange rates).

     In February 2000, our wholly owned subsidiary The Forest Industry Online Inc. entered into an employment agreement with John Carmichael pursuant to which Mr. Carmichael agreed to serve as our Chief Information Officer. The employment agreement provides for a term of one year and an annual salary of CDN $75,000 (approximately $50,000 at current exchange rates). In addition, Mr. Carmichael was issued 150,000 shares of our common stock as consideration for entering into this employment agreement. Mr. Carmichael resigned as of July 21, 2000 and voluntarily returned 50,000 common shares of the shares issued in conjunction with the employment agreement.

     In February 2000, our wholly owned subsidiary The Forest Industry Online Inc. entered into a consulting agreement with Todd Hilditch pursuant to which Mr. Hilditch agreed to serve as our corporate relations officer. The consulting agreement provides for a term of one year with monthly payments of CDN $3,500 (approximately $2,400 at current exchange rates). In addition, Mr. Hilditch was issued 200,000 shares of our common stock as consideration for entering into this consulting agreement. Mr. Hilditch was also appointed as our Vice-President of Corporate Relations by the board of directors as of the 24th of February 2000. Mr. Hilditch subsequently resigned as an officer and director on August 31, 2000.

     On March 1, 2000, we entered into a consulting agreement with Summit Media Partners. The agreement had a term of 92 days and a cost of $15,000. On June 7, 2000, we entered into a second consulting agreement with Summit Media Partners. The agreement had a term of 92 days and expired on September 7, 2000. We issued 200,000 shares of our common stock in payment for these services valued at $212,500. Summit Media is providing advertising and marketing services through featured advertorial mailings.

     On May 26, 2000, we entered into a consulting agreement with e-Bridge Consulting Inc. The agreement had a term of 6 months. e-Bridge was engaged to write a business and strategic plan for us. They were also to assist management with negotiating agreements with alliance partners, assist with the marketing plan, prepare a three-year cash flow model, and assist with effecting a channel strategy and general consultation on operational issues. e-Bridge received a monthly fee of CDN $5,000 and was issued options to purchase up to 40,000 shares of our common stock at an exercise price of $2.00 and a term of 5 years. The consulting agreement was terminated by mutual consent effective July 31, 2000.

     In October 2000, we entered into a consulting agreement with Greg Millbank pursuant to which Mr. Millbank agreed to serve as our Chief Operating Officer. The consulting agreement provides for a term of one year and annual compensation of CDN $72,000 (approximately $45,000 at current exchange rates). In addition, Mr. Millbank was appointed as a Director on October 5, 2000.

     In October 2000, our wholly owned subsidiary The Forest Industry Online Inc. entered into a memorandum of understanding with Praxis Technical Group, Inc. The memorandum provides for the provision of technical design for web-based training programs and secure internet server services by Praxis. The memorandum also provides that we pay a preferential hourly rate of CDN $60 and CDN $80 per hour for Praxis' services. Our Director, Mr. Millbank, is the beneficial owner of Praxis and will abstain from all policy decisions relating to both companies.

Employee Pension, Profit Sharing or other Retirement Plans

     We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Director's Compensation

     At present we do not pay our directors for attending meetings of the board of directors, although we expect to adopt a director compensation policy in the future. We have no standard arrangement pursuant to which our directors are compensated for any services provided as a director or for committee participation or special assignments.

     Except as disclosed elsewhere in this prospectus no director received any form of compensation from us during the year ended May 31, 2000.

Stock Option Plan

     In February, 2000 our board of directors adopted a stock option plan, which authorizes the issuance of options to purchase up to 250,000 shares of our common stock. The option plan will remain in effect until February 2010, unless earlier terminated by action of the board of directors. Pursuant to the option plan, our employees and officers are eligible to be granted options. Our directors may not be granted options unless they also serve as officers. The option exercise price is determined by the board of directors. On May 26, 2000, our board of directors amended the 2000 stock option plan to authorize the issuance of options to purchase up to 500,000 shares of our common stock and expanded the definition of an eligible person for the purpose of authorizing stock options.

     Options granted pursuant to the option plan terminate on the date established by the board of directors when the option was granted and in any event cannot exceed ten years from the date of grant.

     Options granted pursuant to the option plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or nonqualified stock options.

     The exercise price of options granted pursuant to the option plan cannot be less than the fair market value of the shares of our common stock on the date of the grant and, in the case of incentive stock options granted to any of our employees who own more than 10% of the voting power of all classes of our shares, the exercise price cannot be less than 110% of the fair market value of the shares of our common stock on the date of the grant.

     The option plan is administered by our board of directors. Our board of directors has the authority to interpret the provisions of the option plan and supervise the administration of the option plan. In addition, our board of directors is empowered to select those persons to whom options are to be granted, to determine the number of shares subject to each grant of an option and to determine when, and upon what conditions options granted under the option plan will vest or otherwise be subject to forfeiture and cancellation.

     In the discretion of our board of directors, any option granted pursuant to the option plan may include installment exercise terms such that the option becomes fully exercisable in a Series of cumulating portions. Our board of directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any options granted pursuant to the option plan will be forfeited if the "vesting" schedule established by the board of directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of forestindustry.com or our subsidiary The Forest Industry Online Inc. At the time an employee ceases working for us any options not fully vested will be forfeited and cancelled. Payment for the shares of our common stock underlying the options granted to our officers may be paid through the delivery of shares of our common stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of our common stock may also be permitted at the discretion of the board of directors. Options are generally non-transferable except upon death of the option holder.

     Our board of directors may at any time, and from time to time, amend, terminate, or suspend the option plan in any manner it deems appropriate, provided that such amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options previously granted.

     The option plan is not qualified under Section 401(a) of the Internal Revenue Code, nor is it subject to any provisions of the Employee Retirement Income Security Act of 1974.

     No directors or officers were granted any options during the past fiscal year.

Limitation of Liability and Indemnification Matters

     The General Corporation Law of the State of Delaware permits indemnification of directors, officers, and employees of corporations under certain conditions subject to certain limitations. Article XIII of our
Certificate of Incorporation states that we may provide indemnification of our agents, including our officers and directors to the maximum extent permitted by the Delaware Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Except as otherwise indicated below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

     Should a transaction, proposed transaction, or series of transactions involve an officer or director of forestindustry or a related entity or an affiliate of a related entity, or holders of stock representing 5% or more of the voting power (a "related entity") of the then outstanding voting stock, the transactions must be approved by the unanimous consent of our board of directors. In the event a member of the board of directors is a related party, that member will abstain from the vote.

     We have issued shares of our common stock to the following persons during the past two years, who, at the time of issuance, were affiliated with us:


                                        Date of
Name                                    Issuance     Number of Shares      Share Value           Consideration

Century Capital Management Ltd. (1)      01/00                 37,500           $9,375          Consulting services

Todd Hilditch                            02/00                200,000          $50,000          Services Rendered
----------------------

(1) The beneficial owner of Century Capital Management Ltd. is Andrew Hromyk, a former officer and director.

     In May 2000 Bona Vista West Ltd., a former principal shareholder returned 2,597,240 shares of common stock to us for cancellation by way of a stock retirement agreement dated May 11, 2000. Bona Vista West Ltd. agreed with us that in order to attract future financings it would be in our best interest to reduce our issued and outstanding share capital through the surrender and retirement of certain control stock originally issued to Bona Vista West Ltd. upon our formation. We released Bona Vista West Ltd. from all claims, demands, acts, omissions and causes of action, in return for the 2,597,240 shares of common stock.

     We engaged Century Capital Management Ltd. as an advisor in connection with our acquisition of The Forest Industry Online Inc. For its services, we issued Century Capital Management Ltd. 37,500 shares of our common stock. Century Capital Management Ltd. is owned by Andrew Hromyk, a former officer and director.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of January 31, 2001, information with respect to those persons owning beneficially 5% or more of our outstanding common stock and the number and percentage of outstanding shares owned by each of our director and officer and by our officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

                                       Shares of          Percent of
Name and Address                     Common Stock            Class

Teaco Properties Ltd. (1)              6,900,000              47.7%
5299 Budd Crescent
Nanaimo, British Columbia
V9T 5N9

Augustine Fund L.P.                      939,083               6.4%
141 W. Jackson Blvd., Suite 2182
Chicago, ILL  60604

Joe Perraton                           2,400,000              16.6%
7491 Elizabeth Way
Lantzville, British Columbia
V0R 2H0

All Officers and Directors             2,400,000              16.6%
as a Group (1 person)
---------------------

(1) Teaco Properties Ltd. is beneficially owned by Marc White and David McNaught, former directors.

                              PLAN OF DISTRIBUTION

     The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted (currently the OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

     (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

     (c)  an exchange distribution in accordance with the rules of the exchange;

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     (e)  privately negotiated transactions;

     (f) market sales (both long and short to the extent permitted under the federal securities laws); and

     (g)  a combination of any aforementioned methods of sale.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

     Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of said shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if said broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. The selling stockholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Furthermore, selling stockholders are subject to Regulation M of the Securities Exchange Act of 1934.

Regulation M prohibits any activities that could artificially influence the market for forestindustry's common stock during the period when shares are being sold pursuant to this prospectus. Consequently, selling stockholders, particularly those who are officers and directors of forestindustry, must refrain from directly or indirectly attempting to induce any person to bid for or purchase the common stock being offered pursuant to this prospectus. Regulation M also prohibits any bids or purchases made in order to stabilize the price of forestindustry's common stock in connection with the stock offered pursuant to this prospectus.

     A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with the distribution of our common stock by such broker-dealers. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A selling stockholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

     All expenses of the registration statement including but not limited to, legal, accounting, printing and mailing fees are and will be paid by us.

                              SELLING STOCKHOLDERS

     Set forth below is a list of all stockholders who may sell shares pursuant to this prospectus. The number of shares column represents the number of shares owned by the selling shareholder and the number of shares underlying "Series B preferred stock" column represents the number of shares of common stock that may be acquired by such selling shareholder upon conversion of the Series B preferred stock and resold. The "total" column represents the number of shares beneficially owned by the selling stockholders and is the sum of the number of shares and number of shares underlying the Series B preferred stock column. The common shares beneficially owned following the offering column assumes all shares registered hereby are resold by the selling shareholder.

                                                                                                    Number of
                                                                                                      Common         Common Shares
                                                                                                      Shares      Beneficially Owned
                                     Common Stock  Beneficially                                      Offered            Following
Name of Shareholder                  Owned Prior to the Offering                                      Hereby          the Offering
-------------------                  ---------------------------                                    ---------         ------------
                                                           No. of Shares
                                      No. of         Underlying Series B                                           No. of
                                      Shares             Preferred Stock         Total         %                   Shares        %

Indenture of Trust for James F.
Cool (1)                                 155,039                     -0-        155,039       1.1%   155,039            0       0%
Augustine Fund L.P. (2)               939,083(4)                     -0-        939,083       6.4%   939,083            0       0%
Ascent Financial Inc. (3)                249,221                     -0-        249,221       1.8%   249,221            0       0%
Teaco Properties Ltd.                  6,900,000                     -0-      6,900,000      47.7%   138,000    6,762,000      49%
Joe Perraton                           2,400,000                     -0-      2,400,000      16.6%    48,000    2,352,000    17.1%
Lara Perraton                            700,000                     -0-        700,000       4.8%    14,000      686,000       5%
Century Capital Management                37,500                     -0-         37,500       0.3%    37,500            0       0%
Cody Capital (5)                               0                 500,000        500,000       3.3%   500,000            0       0%
Gibraltar Capital (6)                          0                 500,000        500,000       3.3%   500,000            0       0%

     -------------------------

     (1) This trust is managed by Anthony Advisors for the benefit of James F. Cool.
     (2) The General Partner is Augustine Capital Management, LLC. The Managing members are Thomas Duszynski and John Porter.
     (3)  The managing director of Ascent Financial Inc. is Paul Winder.

     (4) Includes 876,977 shares of common stock that were issued upon the conversion of 200 shares of Series A Preferred stock, effective January 31, 2001.
     (5)  We are unaware of the owner and principals of Cody Capital.
     (6)  We are unaware of the owner and principals of Gibraltar Capital.
     (7) Cody Capital and Gibraltar Capital each own 100 shares of Series B preferred stock. Represents maximum number of common stock underlying Series B preferred stock. The actual number of shares issuable upon the conversion of the Series B preferred stock will vary depending upon the price of our common stock on the date of conversion. Under the terms of the conversion, each Series B preferred stock is convertible into shares of common stock in an amount equal to $1,000 divided by 75% of the average closing bid price of our common stock for the ten trading days preceding the conversion date; subject to a maximum of 5,000 shares and a minimum of 250 shares being issued upon conversion. Under the terms of the Series B preferred stock, the Series B preferred stock is automatically converted into common stock upon the effectiveness of this registration statement. As of January 31, 2001, the closing price of our common stock was $0.11 per share.


                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 30,000,000 shares of common stock, $.0001 par value, and 5,000,000 shares of preferred stock, $.0001 par value. As of January 31, 2001, there were 14,475,025 shares of common stock outstanding and 200 shares of Series B preferred stock outstanding.

Common Stock

     Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to our stockholders. Cumulative voting is not allowed; therefore, the holders of a majority of the outstanding common stock can elect all directors.

     Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

     Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and nonassessable and all of the shares of common stock issued upon the conversion of the Series B preferred stock will be, upon issuance, fully paid and non-assessable.

     On June 16, 1999 we consolidated our outstanding share capital by way of a reverse stock split on the basis of two old shares for each one new share. No fractional shares were issued. This transaction was undertaken for the purpose of reducing our outstanding share capital to facilitate the acquisition of a business opportunity.

     On August 20, 1999 we consolidated our outstanding share capital by way of reverse stock split on the basis of twenty-one old shares for each one new share. No fractional shares were issued. This transaction was undertaken for the purpose of eliminating shareholders owning less than twenty-one shares of our common stock as the costs to transfer such small blocks of shares far outweighed their value. This transaction reduced our issued and outstanding shares to 123,176 shares of common stock.

     On August 21, 1999 we increased our outstanding share capital by way of a forward stock split on the basis of forty new shares for each one old share. This transaction increased our issued and outstanding shares to 4,927,040 shares of common stock.

Preferred Stock

     Our Certificate of Incorporation provide that our board of directors has the authority to divide the preferred stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As our board of directors has authority to establish the terms of, and to issue, the preferred stock without stockholder approval, the preferred stock could be issued to defend against any attempted takeover of us.

     In January 2000, our board of directors established our Series A preferred stock and authorized the issuance of up to 750 shares of Series A preferred stock as part of this series. Upon any liquidation or dissolution, each outstanding Series A preferred stock is entitled to a distribution of $1,000 prior to any distribution to the holders of our common stock. The Series A preferred stock is not entitled to any dividends or voting rights. In January 2000, we sold 750 shares of Series A preferred stock to a group of private investors for $1,000 per share. Each share of Series A preferred stock may be converted, at the option of the holder, into shares of our common stock equal in number to the amount determined by dividing $1,000 by 75% of the average closing bid price of our common stock for the ten trading days preceding the conversion date, subject to a maximum of 5,000 shares of common stock being issued for each share of Series A preferred stock and a minimum of 250 shares of common stock being issued for each share of Series A preferred stock. On January 31, 2001, each share of Series A preferred stock automatically converted into shares of common stock at the conversion rate described above. The shares of Series A preferred stock are not quoted or traded on any exchange or quotation system.

     In May 2000 Ascent Financial Inc. converted 375 shares of Series A preferred stock into 249,221 shares of common stock. In June 2000, Indenture Trust of James F. Cool converted shares of 125 Series A preferred stock into 155,039 shares of common stock and Augustine Fund, LP converted 50 shares of Series A preferred stock into 62,106 shares of common stock. On January 31, 2001, the remaining 200 shares of Series A preferred stock held by Augustine Fund, LP automatically converted into 741,359 shares of common stock. There are no shares of Series A preferred stock outstanding.

     In August 2000, our board of directors authorized 1,200 shares of Series B preferred stock. Upon any liquidation or dissolution, each outstanding share of Series B preferred stock is entitled to a distribution of $1,000 prior to any distribution to the holders of our common stock. The Series B preferred stock is not entitled to any dividends or voting rights. In August 2000, we sold 200 shares of Series B preferred stock to two accredited institutional investors for $1,000 per share. Each share of Series B preferred stock may be converted, at the option of the holder, into shares of our common stock equal in number to the amount determined by dividing $1,000 by 70% of the average closing price of our common stock for the five trading days preceding the conversion date, subject to a maximum of 5,000 shares of common stock being issued for each share of Series B preferred stock and a minimum of 250 shares of common stock being issued for each share of Series B preferred stock.

     Further, pursuant to the terms of the Series B preferred stock, each share of Series B preferred stock automatically converts into shares of common stock upon the effective date of a registration statement registering the underlying shares of common stock. Based on the current price of our common stock, the Series B preferred stock has automatically converted into an aggregate of ____________ shares of common stock.

Options

     As of January 31, 2001 we had issued options to purchase 109,000 shares of common stock to eight individuals. Of the total, 52,000 are exercisable at $2.00 per share, 17,000 are exercisable at $4.00 per share and 40,000 are exercisable at $0.60 per share. All options are exercisable for up to 5 years unless the option holder's association with us is terminated, in which case, the options must be exercised at the time of such termination and are cancelled thereafter.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Interwest Transfer Company, Salt Lake City, Utah.

                                LEGAL PROCEEDINGS

     We are not a party to any pending or threatened legal proceeding.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by the selling stockholders will be passed upon by the law firm of Bartel Eng & Schroder, Sacramento, California.

                                     EXPERTS

     Our consolidated balance sheets as of May 31, 2000 and July 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the ten month period ended May 31, 2000 and for the year ended July 31, 1999 and the audited balance sheets of The Forest Industry Online Inc. as of July 31, 1998 and 1999, and the combined statements of operations and retained earnings (deficit) and cash flows for two years then ended have been included herein in reliance on the report of Watson Dauphinee & Masuch, Chartered Accountants, given on the authority of that firm as experts in accounting and auditing.

Change in our certifying accountant

     Effective February 24, 2000 we retained Watson Dauphinee & Masuch ("Watson") to act as our independent certified public accountant. In this regard Watson replaced Ernst & Young LLP ("E&Y") which audited the financial statements of Autoeye for the fiscal years ended May 31, 1999 and 1998. The reports of E&Y for these fiscal years did not contain an adverse opinion, or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years and subsequent interim periods, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference to such disagreements in its reports.

     The change in our auditors was recommended and approved by our board of directors as a result of the change in our business and management after January 31, 2000. We do not have an audit committee.

                              AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2, together with all amendments and exhibits, with the Securities and Exchange Commission. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may review a copy of the registration statement at the Securities and

Exchange Commission's public reference room, and at Securities and Exchange Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's website at http://www.sec.gov.


                              FINANCIAL STATEMENTS

     Our financial statements are filed as follows:

Report of Independent Accountants............................................F-1
Year-end Consolidated Balance Sheets.........................................F-2
Year-end Consolidated Statements of Operations...............................F-3
Year-end Consolidated Statements of Stockholders' Equity.....................F-4
Year-end Consolidated Statements of Cash Flows...............................F-5
Notes to Consolidated Financial Statements.........................F-6 thru F-17


Consolidated Balance Sheet (unaudited) as of November 30, 2000..............F-18
Consolidated Statement of Operations (unaudited) for the six months ended
      November 30, 2000.....................................................F-19
Consolidated Statements of Cash Flow (unaudited) for the six months ended
      November 30, 2000.....................................................F-20
Notes to Condensed Consolidated Financial Statements..............F-21 thru F-28


     The financial statements pertaining to The Forest Industry Online, Inc. are as follows:

Report of Independent Accountants...........................................F-29
Year-end Balance Sheets.....................................................F-30
Year-end Statements of Operations and Comprehensive Loss....................F-31
Statements of Shareholders' Deficit.........................................F-32
Year-end Statements of Cash Flows...........................................F-33
Notes to Financial Statements.....................................F-34 thru F-39

     The following pro forma financial statements pertaining to the acquisition of The Forest Industry Online are as follows:

Pro Forma Statements of Operations................................F-40 thru F-41
Notes to Pro Forma Financial Statements...........................F-42 thru F-43

Independent Auditors' Report
--------------------------------------------------------------------------------


To the Shareholders and Board of Directors of:
forestindustry.com, Inc.
(formerly Autoeye Inc.)


We have audited the Consolidated Balance Sheets of forestindustry.com, Inc. and subsidiary as of May 31, 2000 and July 31, 1999 and the related Consolidated Statements of Operations and Comprehensive Income, Stockholders' Equity and Cash Flows for the ten month period ended May 31, 2000 and year ended July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of forestindustry.com, Inc. and subsidiary as of May 31, 2000 and July 31, 1999 and the results of their operations and their cash flows for the ten month period ended May 31, 2000 and the year ended July 31, 1999, in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


"Watson Dauphinee & Masuch"
Chartered Accountants


Vancouver,  B.C., Canada
August 11, 2000
                            forestindustry.com, Inc.
                             (formerly Autoeye Inc.)

Consolidated Balance Sheets
----------------------------------------------------------------------------------------------

                                                       (Audited)   (Unaudited)       (Audited)
                                                    May 31, 2000  May 31, 1999   July 31, 1999
                                                            US $          US $            US $
ASSETS

CURRENT

Cash and Equivalents                                     196,963        13,135           2,819
Accounts Receivable (Net of Allowance for Doubtful
Accounts -                                                84,151        54,133          64,657
   May 31, 2000 - $20,697; July 31, 1999 - $8,630)
Work in Process                                            9,137             -               -
Prepaid Expenses                                           1,548           228           1,795
Due from Affiliated Company                                    -           326             166
                                                   -------------------------------------------

                                                         291,799        67,822          69,437

Property and Equipment (Note 4)                          123,792        28,195          32,481
                                                   -------------------------------------------

                                                         415,591        96,017         101,918
                                                   ===========================================

LIABILITIES and STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Operating Line of Credit (Note 5)                              -         9,770          13,278
Accounts Payable and Accrued Liabilities                 129,513        17,651          39,265
Unearned Revenues                                         43,877        22,797          52,281
Due to Shareholders (Note 6)                                   -        73,496          68,013
Demand Bank Loan (Note 7)                                      -        57,756          55,695
                                                   -------------------------------------------

                                                         173,390       181,470         228,532
                                                   -------------------------------------------
Commitments (Note 10)
Subsequent Events (Note 11)

STOCKHOLDERS' EQUITY

Share Capital (Note 8)
Common Stock, $0.0001 par value
    30,000,000 Authorized; Issued and
    Outstanding: May 31, 2000 - 12,966,521;
    July 31, 1999 - 10,000,000                             1,296         1,000           1,000

Preferred Stock, $0.0001 par value 5,000,000 Authorized; Issued and Outstanding:
    May 31, 2000 - 375; July 31, 1999 - Nil                    1             -               -
Additional Paid in Capital                               834,789          (999)           (999)
Deferred Stock Compensation                              (17,253)            -               -
Cumulative Translation Adjustment                         10,014           991           1,450
Deficit                                                 (586,646)      (86,445)       (128,065)
                                                   -------------------------------------------

                                                         242,201       (85,453)       (126,614)
                                                   -------------------------------------------

                                                         415,591        96,017         101,918
                                                   ===========================================

See notes to consolidated financial statements
                            forestindustry.com, Inc.
                             (formerly Autoeye Inc.)

Consolidated Statements of Operations and Comprehensive Income
-----------------------------------------------------------------------------------------------

                                                  (Audited)      (Unaudited)         (Audited)
                                                      Ten Months Ended              Year Ended
                                               May 31, 2000      May 31,1999     July 31, 1999
                                                       US $             US $              US $

REVENUES                                            335,287          270,176           300,362
                                          ----------------------------------------------------

EXPENSES

Consulting Fees                                     125,099              487               487
Depreciation                                         27,826            2,316             7,763
General and Administrative                          534,976          213,846           275,061
Professional Fees                                   105,967           11,456            17,592
                                          ----------------------------------------------------

                                                    793,868          228,105           300,903
                                          ----------------------------------------------------


NET INCOME (LOSS)
FOR THE PERIOD                                     (458,581)          42,071              (541)

Foreign Currency Translation Adjustment               8,564                -               459
                                          ----------------------------------------------------

COMPREHENSIVE INCOME (LOSS) FOR THE
PERIOD                                             (450,017)          42,071               (82)
                                          ====================================================

Weighted Average Number of Shares
Outstanding, Basic and Diluted                   10,521,802       10,000,000        10,000,000
                                          ====================================================


Earnings (Loss) per Common Share,
Basic and Diluted                                    (0.043)           0.004            (0.001)
                                          ====================================================



See notes to consolidated financial statements
                            forestindustry.com, Inc.
                             (formerly Autoeye Inc.)



Consolidated  Statements of  Stockholders'  Equity For the Periods from July 31,
  1998 to May 31, 2000
------------------------------------------------------------------------------------------------------------------------------------
                              Common Stock         Preferred Stock                                             Deficit       Total
                              ----------------------------------------
                                                                        Additional      Deferred  Cumulative
                                Number               Number                Paid in         Stock  Translation
                              of Shares    Amount  of Shares    Amount     Capital  Compensation  Adjustment
                                             US $                 US $        US $          US $         US $      US $        US $
------------------------------------------------------------------------------------------------------------------------------------
Balance, July 31, 1998        10,000,000   1,000          -         -        (999)            -          991  (127,524)   (126,532)

Translation Adjustment
  for the Year Ended
  July 31, 1999                        -       -          -         -           -             -          459         -         459


Net Loss for the Year
Ended July 31, 1999                            -          -         -           -             -            -      (541)       (541)

Common stock issued to
  purchase all issued
  and outstanding shares
  of The Forest Industry
  Online Inc.,
  January 31, 2000 (note 3)    4,927,040     493          -         -        (493)            -            -         -           -

Adjustment to comply with
  recapitalization
  accounting (note 3)                  -       -          -         -     (28,042)            -            -         -     (28,042)

750 Series `A' convertible
  preferred stocks issued for
  cash, January 31, 2000 at
  $1,000 per share (note 3)            -       -        750         1     749,999             -            -         -     750,000

Common stock issued for
  service, January 31, 2000,
  valued at $0.25 per share
  (note 3)                        37,500       4          -         -       9,371             -            -         -       9,375

Common stock issued for
  services in February,
  2000, valued at $0.25
  per share (note 8(c))          350,000      35          -         -      87,465             -            -         -      87,500

Common stock issued on
  conversion of Series`A'
  convertible preferred stock    249,221      24       (375)        -         (25)            -            -         -         (1)

Retirement of common stock
  returned to the Company
  at no cost by the founding
  shareholder                 (2,597,240)   (260)         -         -         260             -            -         -           -

Deferred Compensation                  -       -          -         -      17,253       (17,253)           -         -           -

Translation Adjustment for
  the Period Ended
  May 31, 2000                         -       -          -         -           -             -        8,564         -       8,564

Net Loss for the Period
  Ended May 31, 2000                   -       -          -         -           -             -            -  (458,581)   (458,581)
------------------------------------------------------------------------------------------------------------------------------------

Balance, May 31, 2000         12,966,521   1,296        375         1     834,789       (17,253)      10,014  (586,646)    242,201

------------------------------------------------------------------------------------------------------------------------------------
See notes to consolidated financial statements


                            forestindustry.com, Inc.
                             (formerly Autoeye Inc.)


Consolidated Statements of Cash Flows
-------------------------------------------------------------------------------------------------

                                                          (Audited)   (Unaudited)       (Audited)
                                                             Ten Months Ended          Year Ended
                                                       May 31, 2000   May 31,1999   July 31, 1999
                                                               US $          US $            US $
CASH WAS PROVIDED FROM, UTILIZED (FOR):

OPERATING ACTIVITIES
Net Income (Loss) for the Period                          (458,581)       42,071            (541)
Non-Cash Items:
Depreciation                                                27,826         2,316           7,763
Common Stocks Issued in Exchange for Services               87,500             -               -
Change in Non-Cash Working Capital Accounts:
   Accounts Receivable                                     (19,494)      (30,635)        (41,159)
   Work in Process                                          (9,137)            -               -
   Note Receivable                                               -        14,406          14,406
   Prepaid Expenses                                            247           186          (1,381)
   Accounts Payable and Accrued Liabilities                 80,384       (16,547)          5,067
   Unearned Revenues                                        (8,404)         (365)         29,119
                                                      -------------------------------------------

Net Cash Provided by (Used in) Operating Activities       (299,659)       11,432          13,274
                                                      -------------------------------------------

FINANCING ACTIVITIES
Demand Bank Loan and Operating Line of
   Credit Advances (Repayments)                            (68,973)       67,526          68,973
Advances from (to) Affiliated Company                          166          (326)           (166)
Advances (to) Shareholders                                 (68,013)      (49,559)        (55,042)
Net Proceeds from Issuance of Preferred Stocks             750,000             -               -
                                                      -------------------------------------------

Net Cash Provided by Financing Activities                  613,180        17,641          13,765
                                                      -------------------------------------------

INVESTING ACTIVITY

Acquisition of Property and Equipment (Net)               (119,377)      (18,727)        (27,009)
                                                      -------------------------------------------

NET INCREASE
IN CASH AND EQUIVALENTS                                    194,144        10,346              30

Cash and Equivalents, Beginning of the Period                2,819         2,789           2,789
                                                      -------------------------------------------


CASH AND EQUIVALENTS, END OF THE PERIOD                    196,963        13,135           2,819
                                                      ===========================================


Supplemental Disclosure
Interest Paid                                               10,035        12,309          14,534
                                                      ===========================================

See notes to consolidated financial statements

                            forestindustry.com, Inc.
                             (formerly Autoeye Inc.)



Notes to the Consolidated Financial Statements
  Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
  (Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

NOTE 1 - NATURE AND CONTINUANCE OF OPERATIONS

forestindustry.com, Inc. (the "Company") was incorporated in Delaware on December 18, 1997 under the name of Autoeye Inc. On February 25, 2000, the Company changed its name to forestindustry.com, Inc. Prior to its acquisition of The Forest Industry Online Inc. ("Forest") (note 2(a)), the Company was inactive.

The Company's current business activities include designing web sites and operating and maintaining a computer internet web site for companies associated with the forest and wood product industries.

These consolidated financial statements have been prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, discussed below, currently exist which raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

To May 31, 2000, the Company has not been profitable and has experienced negative cash flows from operations. Operations have been financed through the issuance of preferred stocks and other external financing. The Company's future operations are dependent upon continued external funding, its ability to increase revenues and reduce expenses, and the success of its proposed development of an online business exchange auction website for the forest and wood industries. There are no assurances that the above conditions will occur.


NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

a)   Reverse Takeover and Basis of Presentation

On January 31, 2000, the Company acquired all of the issued and outstanding shares of Forest by issuing to Forest's stockholders 10,000,000 shares of common stock and control of the Company. The acquisition was a reverse takeover with Forest being the deemed accounting acquiror for financial statement purposes. The acquisition has been accounted for as a capital transaction effectively representing an issue of stocks by Forest for the net assets of forestindustry.com, Inc.

The Company's historical financial statements reflect the financial position, results of operations and cash flows of Forest from the date of its incorporation on January 09, 1997 under the laws of the Province of British Columbia, Canada. The historical stockholders' equity gives effect to the shares issued to the stockholders of Forest. The results of operations of forestindustry.com, Inc. are included only from the date of acquisition, January 31, 2000.

b)   Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, The Forest Industry Online Inc. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

c)   Work in Process

Work  in  process  is  recorded  at  the  lower  of  cost  determined   using  a
percentage-of-completion method based on the contract price and net realizable value.

                            forestindustry.com, Inc.
                             (formerly Autoeye Inc.)


Notes to the Consolidated Financial Statements
  Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
  (Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

Note 2 - Significant Accounting Policies (continued)

d)   Property and Equipment and Depreciation

Property and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives ranging from five to ten years, or their lease terms.


e)   Cash and Equivalents

The Company considers all short-term investments with a maturity date at purchase of three months or less to be cash equivalents.


f)   Revenue Recognition and Unearned Revenues

Revenues on advertising fees and hosting revenues are recorded on the billed basis. Customers are invoiced on a quarterly basis in advance for advertising and hosting spaces. Unearned revenues relate to the period of the billing that has not yet transpired and therefore not earned.

Revenues   on  fixed   contract   website   designs   are   recognized   on  the
percentage-of-completion method of accounting.

g)   Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


h)   Net Earnings (Loss) Per Share

Basic earnings (loss) per share is computed using the weighted average number of common stock outstanding during the periods. Diluted loss per share is computed using the weighted average number of common and potentially dilutive common stock outstanding during the period. As the Company has losses in the periods presented, basic and diluted loss per share are the same.

i)   Stock-Based Compensation

The Company accounts for its stock-based compensation arrangement in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense under fixed plans would be recorded on the date of grant only if the fair value of the underlying stock at the date of grant exceeded the exercise price. The Company recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined. This information is presented in note 8(c).

Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation", required entities that continue to apply the provision of APB Opinion No. 25 for transactions with employees to provide for forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied to these transactions.

                            forestindustry.com, Inc.
                             (formerly Autoeye Inc.)


Notes to the Consolidated Financial Statements
  Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
  (Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

Note 2 - Significant Accounting Policies (continued)

j)   Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, current taxes are recognized for the estimated income taxes payable for the current period.

Deferred income taxes are provided based on the estimated future tax effects of temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases as well as the benefit of losses and tax credits available to be carried forward to future years for tax purposes.

Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the substantive enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

k)   Foreign Currency Translation

The functional currency of the Company is the United States dollar and for its Canadian subsidiary the Canadian dollar. Transactions in foreign currencies are translated to United States dollars at the rates in effect on the transaction date. Exchange gains or losses arising on translation or settlement of foreign currency denominated monetary items are included in the consolidated statement of operations.

l)   Impairment of Long-Lived Assets

The recoverability of the excess of cost over fair value of net assets acquired is evaluated by an analysis of operating results and consideration of other significant events or changes in the business environment. If the Company believes an impairment exists, the carrying amount of these assets is reduced to fair value as defined in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."

m)   Comparative Figures

Certain  figures  presented for comparative  purposes have been  reclassified to
conform  with   current   period   financial   statement   presentation.   These
reclassifications had no effect on net loss or stockholders' equity.

                            forestindustry.com, Inc.
                             (formerly Autoeye Inc.)


Notes to the Consolidated Financial Statements
  Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
  (Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


Note 3 - Acquisition

On January 31, 2000, the Company acquired all of the issued and outstanding shares of Forest. The acquisition was a reverse takeover with Forest being the deemed accounting acquiror for financial statement purposes.

Under the terms of the agreement, the Company issued 10,000,000 common shares for all of the 100 common issued and outstanding shares of Forest. As at January 31, 2000, there were 4,927,040 common shares of the Company (after reflecting a 21:1 stock consolidation which occurred on August 20, 1999 and a subsequent stock split of 1:40 which occurred on August 21, 1999. These stock adjustments have been retroactively adjusted and presented as of May 31, 1999 in the Consolidated Statements of Stockholders' Equity). The acquisition was accounted for as a recapitalization of Forest. The transaction has been accounted for as a capital transaction effectively representing an issue of shares by Forest for the net assets of the Company. On January 31, 2000 the net assets of the Company consisted of:

        Cash and Equivalents                    $ 750,000
        Accounts Payable                          (19,530)
                                            --------------

                                                $ 730,470
                                            ==============


Total costs related to this recapitalization transaction were estimated at $24,375. They include cash expense in the estimated amount of $15,000 and non-cash expense in the amount of $9,375. The non-cash expense relates to the issuance of 37,500 shares of common stock of the Company. The fair value of these services was estimated based upon the estimated fair value of the shares at $0.25 per share. Total transaction costs have been recorded as a charge to the stockholders' equity of the Company.

Cash and equivalents held by the Company in the amount of $750,000 were obtained through subscriptions for a private placement of 750 shares of Series "A" convertible preferred stock at a price of $1,000 per share. The closing of this private placement and the release of funds held in escrow were contingent on this acquisition being completed. The shares of Series "A" preferred stock are convertible, at the option of the holder, and at any time after March 16, 2000, into common stock at 75% of the last ten day average closing bid price of the Company subject to a maximum conversion rate of 5,000 shares of common stock for one share of preferred stock and a minimum conversion rate of 250 shares of common stock for one share of preferred stock. In addition, if a registration statement in respect of the common stock underlying the preferred stock is effective, all Series "A" preferred stock will be deemed to convert into common stock on or before January 31, 2001, the first anniversary date.

The following table reflects pro forma information which combines the operations of forestindustry.com, Inc. for the ten months ended May 31, 2000 and year ended July 31, 1999 as if the acquisition of forestindustry.com, Inc. had taken place at the beginning of the period. There were no pro forma adjustments required in combining this information of these two entities. This pro forma information does not reflect any non-recurring charges or credits directly attributable to the transaction. This pro forma information does not purport to be indicative of the revenues and net loss that could have resulted had the acquisition been in effect for the period presented and is not intended to be a projection of future results or trends.

                            forestindustry.com, Inc.
                             (formerly Autoeye Inc.)


Notes to the Consolidated Financial Statements
  Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
  (Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

Note 3 - Acquisition (continued)

                                             Ten Months Ended        Year Ended
                                                 May 31, 2000     July 31, 1999
                                                            $                 $

Revenues                                             335,287           300,362

Expenses
   Consulting Fees                                   125,099               487
   Depreciation                                       27,826             7,763
   General and Administrative                        539,008           275,061
   Professional Fees                                 109,822            27,344
                                             -----------------------------------

Net (Loss) for the Period                           (466,468)          (10,293)
                                             ===================================

Net (Loss) Per Share                                  (0.044)           (0.001)
                                             ===================================



NOTE 4 - PROPERTY AND EQUIPMENT

                                                    Accumulated               Net Book Value
                                        Cost       Depreciation     May 31, 2000        July 31, 1999
                                           $                  $                $                    $
                              ------------------------------------------------------------------------

Computer Equipment                   110,076             25,176           84,900               26,542
Furniture and Fixtures                33,927              3,884           30,043                3,477
Software                              15,549             10,445            5,104                2,462
Leasehold Improvements                 4,161                416            3,745                    -
                              ------------------------------------------------------------------------

                                     163,713             39,921          123,792               32,481
                              ========================================================================


Note 5 - Operating Line of Credit

The Company has a NIL (1999 -$13,278 (CDN $20,000)) revolving operating line of credit with the Royal Bank of Canada. The line of credit was repaid in March 2000 and the general security agreement as well as the guarantees were cancelled.

                            forestindustry.com, Inc.
                             (formerly Autoeye Inc.)


Notes to the Consolidated Financial Statements
  Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
  (Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

NOTE 6 - DUE TO SHAREHOLDERS

Amounts due to shareholders were unsecured and had no specific terms of repayment except for $49,840 which bore interest at prime plus 5% per annum. The amounts due to shareholders were repaid in March 2000.

                                               May 31, 2000       July 31, 1999
                                                          $                   $

Due to Shareholders                                       -              68,013
                                               =================================


NOTE 7 - DEMAND BANK LOAN


Demand Bank Loan, Royal Bank of Canada

The demand loan was repayable in monthly instalments of $1,992 including interest at prime plus 2% per annum and was secured by a general security agreement over all the assets of the Company, guarantees by the corporate shareholder and personal guarantees of the principals of the Company. The loan was repaid in March 2000. - 55,695
                                               =================================


Note 8 - Stockholders' Equity

a)   Preferred Stock

On January 31, 2000, the Company issued through a private placement 750 shares of Series "A" convertible preferred stock at a price of $1,000 per share. Holders of Series "A" preferred stocks are entitled to distribution of $1,000 per share prior to any distribution to the holders of the Company's common stocks in the event of any liquidation or dissolution of the Company.

The Series "A" preferred stock is convertible, at the option of the holder, and at any time after March 16, 2000, into common stock at 75% of the last ten day average closing bid price of the Company subject to a maximum conversion rate of 5,000 shares of common stock for one share of preferred stock and a minimum conversion rate of 250 shares of common stock for one share of preferred stock. In addition, if a registration statement in respect of the common stock underlying the preferred stock is effective, all Series "A" preferred stock will be deemed to convert into common stock on or before January 31, 2001, the first anniversary date.

On May 10, 2000, the Company issued 249,221 shares of its common stock on the conversion of 375 Series "A" convertible preferred stocks.

                            forestindustry.com, Inc.
                             (formerly Autoeye Inc.)

Notes to the Consolidated Financial Statements
  Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
  (Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

Note 8 - Stockholders' Equity (continued)

b)   Stock Options

In February 2000, the Company adopted a fixed stock option plan that provides for the issuance of incentive and non-qualified stock options to officers, directors, employees and non-employees to acquire up to 250,000 shares of the Company's common stock. The plan was amended in June 2000 to increase the allowable number of stock options to be issued under this plan to 500,000 shares. The Board of Directors determines the terms of the options granted, including the number of options granted, the exercise price and the vesting schedule. The exercise price for qualified incentive stock options is not to be less than the fair market value of the underlying stock at the date of grant, and to have terms no longer than ten years from the date of grant. There was no stock option plan prior to February 2000.

Issued to Employees

On February 29, 2000, the Company granted options to purchase a total of 29,000 shares of the Company's common stock at a price of $4.00 per share to employees of the Company. The options vest on or after February 29, 2001 and expire between February and April 2005.

As discussed in Note 2(i), the Company continues to account for its employee stock-based awards using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees", and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements, because the fair value of common stock at the measurement date is not greater than the option exercise price.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 6.0%; dividend yield of 0%; volatility factors of the expected market price of the Company's stock of 78%; and an expected life of the options of 2.5 years. Accordingly, compensation expense using the fair value method would have been $4,870, amortized over their respective vesting period.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                            forestindustry.com, Inc.
                             (formerly Autoeye Inc.)


Notes to the Consolidated Financial Statements
  Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
  (Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

Note 8 - Stockholders' Equity (continued)

b)   Stock Options (continued)

Issued to Employees (continued)

The Statement's pro forma information from the options is as follows:

                                        Ten Months Ended             Year Ended
                                            May 31, 2000          July 31, 1999
                                                       $                      $

Net (loss) as reported                         (458,581)                  (541)
Compensation  expense from
  stock options under
  SFAS No. 123                                   (1,217)                     -
                                        ----------------------------------------

Pro forma net (loss)                           (459,798)                  (541)
                                        ========================================

Pro forma (loss) per common share:
     Basic and Diluted                           (0.043)                (0.001)
                                        ========================================


Issued to Non-Employees

On May 26, 2000, the Company granted options to purchase a total of 40,000 shares of the Company's common stock at a price of $2.00 per share to non-employees of the Company. The options vest and expire on May 01, 2001 and May 01, 2005, respectively. Stock options issued to non-employees are accounted for in accordance with the provisions of SFAS No. 123, "Accounting for Stock Based Compensation", using the fair value method. Accordingly, compensation expense relating to these stock options in the amount of $17,253 was recorded as deferred stock compensation to be amortized over their respective vesting period.


Additional Stock Option Plan Information

A summary status of the Company's fixed stock option plan and changes during the period ended May 31, 2000 are as follows. There were no stock options as of July 31, 1999.

                                               Number of       Weighted Average
                                                  Shares         Exercise Price
                                                                              $
Outstanding, August 01, 1999                           -                      -
     Granted                                      73,000                   2.90
     Forfeited                                    (4,000)                  4.00
                                               ---------------------------------

Outstanding, May 31, 2000                         69,000                   2.84
                                               =================================

Options exercisable at end of period                 Nil                      -
                                               =================================
                            forestindustry.com, Inc.
                             (formerly Autoeye Inc.)


Notes to the Consolidated Financial Statements
  Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
  (Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

Note 8 - Stockholders' Equity (continued)

b)   Stock Options (continued)

Additional Stock Option Plan Information (continued)

The following table summarizes information about the Company's fixed stock options outstanding at May 31, 2000:

                                                               Options Outstanding
                                                               -------------------
                                                  Number      Weighted Average       Weighted Average
Range of                                  Outstanding at             Remaining               Exercise
Exercise Prices                             May 31, 2000      Contractual Life                  Price
$                                                      $            (in years)

4.00 - 4.00                                       29,000                     5                   4.00
2.00 - 2.00                                       40,000                     5                   2.00
                                      ---------------------------------------------------------------

                                                  69,000                     5                   2.84
                                      ===============================================================

The options  outstanding  at May 31, 2000 will expire  between  February and May
2005.

c)   Stock-Based Compensation

In January 2000, the Company issued 37,500 shares of common stock to a company controlled by the Company's former president in exchange for services relating to the acquisition of Forest. The fair value of these services was estimated based upon the estimated fair value of the shares at $0.25 per share or $9,375. The costs were deducted from the additional paid-in capital from the said acquisition.

In February 2000, the Company recorded non-cash compensation expense of $87,500 relating to the issuance of 350,000 shares of common stock to certain consultants to the Company. The fair value of the shares was estimated at $0.25 per share at the time of the transaction.

As discussed in Note 2(i), the Company recognizes compensation expense for equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined.

d)   Retirement of Common Stocks

By way of a stock  retirement  agreement  dated  May 11,  2000 and for a nominal amount  of  $1.00,  a  former  principal  shareholder  of the  Company  returned
2,597,240 shares of common stock to the Company for cancellation. The shareholder agreed that in order for the Company to attract future financing, the Company should reduce its issued and outstanding share capital of its common stock through the surrender and retirement of these shares.

                            forestindustry.com, Inc.
                             (formerly Autoeye Inc.)


Notes to the Consolidated Financial Statements
  Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
  (Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

Note 8 - Stockholders' Equity (continued)

e)   Stock Splits

The Company consolidated its share capital on June 16, 1999 by way of a reverse stock split on the basis of one new common share for each two old common shares, on August 20, 1999 by way of a reverse stock split on the basis of one new common share for each twenty-one old common shares, and on August 21, 1999 by way of a stock split on the basis of forty new common shares for one old common share. Issued and outstanding shares as of May 31, 1999 have been adjusted to reflect these share splits.


Note 9 - INCOME TAXES

Deferred tax assets and liabilities

                                            May 31, 2000          July 31, 1999
                                                       $                      $

Deferred tax assets:
     Operating loss carryforward                210,000                 56,000
                                            ------------------------------------

Total deferred tax assets before
   valuation allowance                          210,000                 56,000
Valuation allowance                            (210,000)               (56,000)
                                            ------------------------------------

Net deferred tax assets                               -                      -
                                            ====================================

Management believes that it is more likely than not that it will not create sufficient taxable income sufficient to realize its deferred tax assets. It is reasonably possible these estimates could change due to future income and the timing and manner of the reversal of deferred tax liabilities.

The Company has no income tax expense due to its operating losses.

The Company has Canadian operating loss carryforwards for Canadian income tax purposes at May 31, 2000 of approximately $480,000 (CDN $705,000). These operating losses begin to expire in fiscal year 2004.


Note 10 - Commitments

a) The Company has entered into an agreement to lease office premises in Nanaimo, B.C., Canada to May 31, 2001. The monthly lease payment is, excluding operating costs, $1,789.

b) The Company has entered into an agreement to lease office premises in Vancouver, B.C., Canada to September 30, 2001. The monthly lease payment is, excluding operating costs, $2,561.

c) The Company has entered into an agreement to lease a vehicle to March 09, 2003. The monthly lease payment is $529 with an option to purchase the vehicle at the end of the lease for $14,717.

                            forestindustry.com, Inc.
                             (formerly Autoeye Inc.)


Notes to the Consolidated Financial Statements
  Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
  (Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

Note 10 - Commitments (continued)

d)   The  Company  has  entered   into  an   agreement   to  lease  an  internet
     telecommunication line to December 31, 2002. The monthly lease payment is $959.

e) The Company has entered into a consulting contract with an individual to perform various investor relations and corporate development functions for an initial fee of $50,000, which was settled by the issuance of 200,000 common shares of the Company at $0.25 per share, and a monthly fee of $2,414. The contract term is from February 29, 2000 to February 28, 2001. The Company may terminate the agreement on fourteen days written notice.

f) The Company has entered into an employment contract with the President of the Company for management and administrative services for an annual salary of $47,600. The employment contract term is from February 01, 2000 to January 31, 2003. The Company may terminate the agreement only with cause.

g) The Company has entered into an employment contract with the Chief Information Officer ("CIO") to oversee the Company's technical systems and applications for a signing bonus of $37,500, which was settled by the issuance of 150,000 common shares of the Company at $0.25 per share, and an annual salary of $51,000. The employment contract term is from February 29, 2000 to February 28, 2001. Subsequent to year end, on July 21, 2000, the CIO resigned.

h) The Company has entered into a consulting contract with a consulting firm to provide strategic management services for a monthly fee of $3,450. The contract term is from May 26, 2000 to November 26, 2000. The Company may terminate the agreement on thirty days written notice. The Company also granted to the principals of the consulting firm stock options allowing the principals to acquire 40,000 common shares at an exercise price of $2.00 per share. The options vest on May 01, 2001 and expire on May 01, 2005 (see note 8(b)).

Minimum future lease payments under operating leases are as follows:

                                         Year                            $

                                         2001                       70,056
                                         2002                       28,100
                                         2003                       11,474


NOTE 11 - SUBSEQUENT EVENTS

a) On June 07, 2000, the Company entered into an agreement for advertising and marketing services for a term of three months. In consideration, the Company issued 200,000 shares of its common stock as compensation for services rendered. The Company will record a non-cash compensation expense of $212,500 based upon the estimated fair value of the shares which approximates the value of the services received.

b) On June 12, 2000, the Company granted 54,000 stock options to employees with an exercise price of $2.00 per share. The options vest on June 11, 2001 and expire on June 11, 2005.

                            forestindustry.com, Inc.
                             (formerly Autoeye Inc.)


Notes to the Consolidated Financial Statements
  Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
  (Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

NOTE 11 - SUBSEQUENT EVENTS (continued)

c) On June 15, 2000, the Company issued 217,145 shares of its common stock on the conversion of 175 shares of its Series "A" convertible preferred stock.

d) On August 01, 2000, the Company issued through a private placement 200 shares of Series "B" convertible preferred stock with a par value of $0.0001 at a price of $1,000 per share. Holders of Series "B" preferred stocks are entitled to distribution of $1,000 per share prior to any distribution to the holders of the Company's common stocks in the event of any liquidation or dissolution of the Company.

     The Series "B" preferred stock is convertible, at the option of the holder, and at any time after August 01, 2000, into common stock at 70% of the last five day average closing bid price of the Company subject to a maximum conversion rate of 5,000 shares of common stock for one share of preferred stock and a minimum conversion rate of 250 shares of common stock for one share of Series "B" preferred stock.


Note 12 - RELATED PARTY TRANSACTIONS

                                        Ten Months Ended             Year Ended
                                            May 31, 2000          July 31, 1999
                                                       $                      $

Wages  paid  to the  President  of
  the  Company  for management,
  administration and supervision
  services                                        28,428                 31,761

Interest  paid to  shareholders
  for funds loaned to the Company                  3,490                 10,420



Note 13 - Financial Instruments

Financial instruments include cash and equivalents, accounts receivable, and accounts payable and accrued liabilities. The estimated fair value of such financial instruments approximates their carrying value.

                            forestindustry.com, Inc.
                                 and Subsidiary

                      Condensed Consolidated Balance Sheet
                                   (unaudited)
                                                              (in U.S. Dollars)

Assets
                                                               November 30, 2000
--------------------------------------------------------------------------------
Current:
    Cash and cash equivalents                                           $23,065
    Accounts receivable (Net allowance for doubtful
      accounts - November 30, 2000 - $9,765)                             55,608
    Work in process                                                       4,477
    Prepaid expenses and deposits                                         2,882
--------------------------------------------------------------------------------
Total current assets                                                     86,032

Deposit on business acquisition (Note 3)                                     40
Property and equipment                                                  104,167
--------------------------------------------------------------------------------
                                                                        $190,239
================================================================================


Liabilities and Stockholders' Equity
--------------------------------------------------------------------------------
Current:
    Accounts payable and accrued liabilities                           $163,275
    Unearned revenues                                                    35,538
--------------------------------------------------------------------------------
Total current liabilities                                              $198,813
--------------------------------------------------------------------------------
Stockholders' equity:
    Share capital (Note 4)
    Common  stock  -  $0.0001  par  value
        30,000,000  authorized;   issued
        and outstanding: 13,783,666
        (May 31, 2000- 12,966,521)                                        1,378
    Preferred stock -$0.0001 par value
          5,000,000 authorized; issued and
          outstanding: 200 Series "A" Convertible
          and 200 Series "B" Convertible                                      1
    Additional paid in capital                                        1,247,269
    Deferred stock compensation                                          (8,627)
    Cumulative translation adjustment                                       805
    Deficit                                                          (1,249,400)
--------------------------------------------------------------------------------
Total stockholders' equity                                              $(8,574)
--------------------------------------------------------------------------------
                                                                        $190,239
================================================================================

Commitments (Note 6)
Subsequent events (Note 7)
                     forestindustry.com, Inc. and Subsidiary

                 Condensed Consolidated Statement of Operations
                                   (unaudited)
               For the Six Months Ended November 30, 2000 and 1999

                                                        (in U.S. Dollars)

                                                   2000                   1999
--------------------------------------------------------------------------------
Revenue:
    Sales                                        $205,195               $92,382
--------------------------------------------------------------------------------
Expenses:
    Depreciation                                   66,471                 2,669
    Consulting fees                                28,076                     -
    General and administrative                    707,719                78,419
    Professional fees                              65,683                10,100
--------------------------------------------------------------------------------
                                                  867,949                91,188
--------------------------------------------------------------------------------
Net loss (profit) for the period                  662,754                (1,194)

Deficit, beginning of period                      586,646                14,863
--------------------------------------------------------------------------------
Deficit, end of period                         $1,249,400               $13,669
================================================================================

Basic and diluted loss per share                  ($ 0.05)              ($0.001)
--------------------------------------------------------------------------------
Weighted average number of shares              13,556,376            10,000,000
================================================================================
                     forestindustry.com, Inc. and Subsidiary

                 Condensed Consolidated Statement of Cash Flows
                                   (unaudited)
               For the Six Months Ended November 30, 2000 and 1999




                                                                  (in U.S. Dollars)

                                                            2000                     1999
-------------------------------------------------------------------------------------------
Operating Activities:
    Net loss for the period                               (662,754)                  1,194
    Adjustments to reconcile net loss
      to net cash used in operating
      activities -
         Depreciation                                       66,471                   2,669
         Shares issued for services rendered               212,500                       -
    Changes in operating assets and liabilities -
         Accounts receivable                                28,543                 (10,428)
         Prepaid expenses and deposits                      (1,334)                  1,447
         Due from related parties                                -                  14,113
         Accounts payable and accrued liabi                 33,762                   6,378
         Unearned revenues                                  (8,339)                   (529)
         Work in process                                     4,660                       -
-------------------------------------------------------------------------------------------
Cash flows (used in) operating activities                 (326,491)                 14,844
-------------------------------------------------------------------------------------------
Investing Activity:
    Acquisition of capital assets                          (47,407)                  6,925
-------------------------------------------------------------------------------------------
Financing activities:
    Demand bank loan and operating line of
      credit advances (repayment)                                -                  (4,788)
    Advances from affiliated company                             -                       -
    Net proceeds from issuance of preferred stock          200,000                       -
-------------------------------------------------------------------------------------------
Cash flows provided by (used in) financing activities      200,000                  (4,788)
-------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                 (173,898)                 16,981

Cash and cash equivalents, beginning of period             196,963                  13,135
-------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                    23,065                  30,116
===========================================================================================

                     forestindustry.com, Inc. and Subsidiary

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Six Months Ended November 30, 2000


1 - BASIS OF PRESENTATION

The condensed interim consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. The condensed interim consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's annual report on Form 10-KSB for the year ended May 31, 2000.

The unaudited condensed interim consolidated financial statements included herein reflect, in the opinion of management, all adjustments (consisting primarily only of normal recurring adjustments) necessary to present fairly the results for the interim periods. The results of operations for the six months ended November 30, 2000 are not necessarily indicative of results to be expected for the entire year ending May 31, 2001.

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)   Nature and Continuance of Operations

forestindustry.com, Inc. (the "Company") was incorporated in Delaware on December 18, 1997 under the name of Autoeye Inc. On February 25, 2000, the Company changed its name to forestindustry.com, Inc. Prior to its acquisition of The Forest Industry Online Inc. ("Forest"), the Company was inactive.

On January 31, 2000, the Company acquired all of the issued and outstanding shares of Forest by issuing to Forest's stockholders 10,000,000 shares of common stock and control of the Company. The acquisition was a reverse takeover with Forest being the deemed accounting acquiror for financial statement purposes. The acquisition has been accounted for as a capital transaction effectively representing an issue of stocks by Forest for the net assets of the Company.

Under the terms of the agreement, the Company issued 10,000,000 common shares for all of the 100 common issued and outstanding shares of Forest. As at January 31, 2000, there were 4,927,040 common shares of the Company (after reflecting a 21:1 stock consolidation which occurred on August 20, 1999 and a subsequent stock split of 1:40 which occurred on August 21, 1999. These stock adjustments have been retroactively adjusted and presented as of May 31, 1999 in the Consolidated Statements of Stockholders' Equity). The acquisition was accounted for as a recapitalization of Forest. The transaction has been accounted for as a capital transaction effectively representing an issue of shares by Forest for the net assets of the Company. On January 31, 2000 the net assets of the Company consisted of:

          Cash and Equivalents                  $ 750,000
          Accounts Payable                        (19,530)
                                           -----------------

                                                $ 730,470
                                           =================

Total costs related to this recapitalization transaction were estimated at $24,375. They include cash expense in the estimated amount of $15,000 and non-cash expense in the amount of $9,375. The non-cash expense relates to the issuance of 37,500 shares of common stock of the Company. The fair value of these services
                     forestindustry.com, Inc. and Subsidiary

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Three Months Ended August 31, 2000


was  estimated  based upon the  estimated  fair value of the shares at $0.25 per
share.   Total  transaction  costs  have  been  recorded  as  a  charge  to  the stockholders' equity of the Company.

The Company's current business activities include designing web sites and operating and maintaining a computer internet web site for companies associated with the forest and wood product industries.

These interim consolidated financial statements have been prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, discussed below, currently exist which raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

To November 30, 2000, the Company has not been profitable and has experienced negative cash flows from operations. Operations have been financed through the issuance of preferred stocks and other external financing. The Company's future operations are dependent upon continued external funding, its ability to increase revenues and reduce expenses, and the success of its proposed development of an online business exchange auction website for the forest and wood industries. There are no assurances that the above conditions will occur.

The accompanying interim consolidated balance sheet as of November 30, 2000 includes the accounts of the Company and Forest. The related accompanying interim consolidated statements of operations and cash flows include the results of operations and cash flows of the Company and Forest for the period ended November 30, 2000 and of Forest only for the period ended November 30, 1999. All significant intercompany transactions and balances have been eliminated.

b)   Work in Process

Work  in  process  is  recorded  as  the  lower  of  cost  determined   using  a
percentage-of-completion method based on the contract price and net realizable value.

c)   Property and Equipment and Depreciation

Property and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives ranging from one to ten years, or their lease terms.

d)   Cash and Cash Equivalents

The Company considers all short-term investments with a maturity date at purchase of three months or less to be cash equivalents.

e)   Revenue Recognition and Unearned Revenues

Revenues on advertising fees and hosting revenues are recorded on the billed basis. Customers are invoiced on a quarterly basis in advance for advertising and hosting spaces. Unearned revenues relate to the period of the billing that has not yet transpired and therefore not earned.

                     forestindustry.com, Inc. and Subsidiary

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Six Months Ended November 30, 2000


Revenues   on  fixed   contract   website   designs   are   recognized   on  the
percentage-of-completion method of accounting.

f)   Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

g)   Net Earnings (Loss) Per Share

Basic earnings (loss) per share is computed using the weighted average number of common stock outstanding during the periods. Diluted loss per share is computed using the weighted average number of common and potentially dilutive common stock outstanding during the period. As the Company has losses in the periods presented, basic and diluted loss per share are the same.

h)   Stock-Based Compensation

The Company accounts for its stock-based compensation arrangement in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense under fixed plans would be recorded on the date of grant only if the fair value of the underlying stock at the date of grant exceeded the exercise price. The Company recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined. This information is presented in note 5(b).

Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation", required entities that continue to apply the provision of APB Opinion No. 25 for transactions with employees to provide for forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied to these transactions.

i)   Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, current taxes are recognized for the estimated income taxes payable for the current period.

Deferred income taxes are provided based on the estimated future tax effects of temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases as well as the benefit of losses and tax credits available to be carried forward to future years for tax purposes.

Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the substantive enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

                     forestindustry.com, Inc. and Subsidiary

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Six Months Ended November 30, 2000


j)   Foreign Currency Translation

The functional currency of the Company is the United States dollar and for its Canadian subsidiary the Canadian dollar. Transactions in foreign currencies are translated to United States dollars at the rates in effect on the transaction date. Exchange gains or losses arising on translation or settlement of foreign currency denominated monetary items are included in the consolidated statement of operations.

3 - PENDING ACQUISITION

On August 16, 2000, the Company signed a non-binding letter of intent to acquire C.C. Crow Publishing, Inc. for $330,000 in cash and 400,000 shares of our common stock. Crow was established in 1921 and publishes market reports for the softwood industry. This acquisition is subject to several conditions including the Company's ability to pay the cash portion of this transaction by the closing date of December 31, 2000. There is no assurance that this acquisition will be consummated. The Company has issued and placed the 400,000 shares in escrow pending the closing of this transaction. 125,000 shares of this amount are a non-refundable deposit, which will be issued to the owner of Crow's whether this acquisition closes or not.

On October 6, 2000, the pending acquisition was cancelled by both parties and the owner of Crow volunteered to return the 400,000 shares of common stock to us. As of November 30, 2000 the 400,000 shares of common stock had not yet been returned to treasury.

4 - STOCKHOLDERS' EQUITY

a)   Preferred Stock

On January 31, 2000, the Company issued through a private placement 750 shares of Series "A" convertible preferred stock at a price of $1,000 per share. Holders of Series "A" preferred stocks are entitled to distribution of $1,000 per share prior to any distribution to the holders of the Company's common stocks in the event of any liquidation or dissolution of the Company.

The Series "A" preferred stock is convertible, at the option of the holder, and at any time after March 16, 2000, into common stock at 75% of the last ten day average closing bid price of the Company subject to a maximum conversion rate of 5,000 shares of common stock for one share of preferred stock and a minimum conversion rate of 250 shares of common stock for one share of preferred stock. In addition, if a registration statement in respect of the common stock underlying the preferred stock is effective, all Series "A" preferred stock will be deemed to convert into common stock on or before January 31, 2001, the first anniversary date.

On May 10, 2000 the Company issued 249,221 shares of its common stock on the conversion of 375 Series "A" convertible preferred stocks.

On June 15, 2000 the Company issued 217,145 shares of its common stock on the conversion of 175 Series "A" convertible preferred stocks.

In August, 2000, our board of directors established our Series "B" preferred stock and authorized the issuance of up to 1,200 shares of Series "B" preferred stock as part of this series. Upon any liquidation or dissolution of our Company, each outstanding Series "B" preferred share is entitled to a distribution of $1,000 prior to any distribution to the holders of our common stock. The Series "B" preferred stocks are not entitled to any dividends or voting rights.

                     forestindustry.com, Inc. and Subsidiary

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Six Months Ended November 30, 2000

In August 2000, the Company sold 200 Series "B" preferred stock to two accredited institutional investors for $1,000 per share. Each Series "B" preferred share may be converted, at the option of the holder, into shares of our common stock equal in number to the amount determined by dividing $1,000 by 70% of the average closing price of our common stock for the five trading days preceding the conversion date, subject to a maximum of 5,000 shares of common stock being issued for each Series "B" preferred share and a minimum of 250 shares of common stock being issued for each Series "B" preferred share. Holders of Series "B" preferred stocks are entitled to distribution of $1,000 per share prior to any distribution to the holders of the Company's common stocks in the event of any liquidation or dissolution of the Company.

b)   Common Stock

On June 15, 2000 certain holders of the Company's Class "A" convertible preferred stock converted 175 shares into 217,145 shares of common stock.

On June 7, 2000, the Company issued 200,000 shares of common stock, valued at $212,500, for advertising and marketing services rendered. The Company recorded an expense of $212,500 for the issuance of the common shares based on the fair market value of the shares on the date of issuance.

On August 16, 2000, the Company issued 400,000 share of common stock, valued at $400,000, to be held in escrow pending the acquisition of a company and to be applied toward the final acquisition price on or before December 31, 2000. The Company recorded an investment of $40 for the issuance of the common shares. On October 6, 2000, the pending acquisition was cancelled by both parties and the owner of the company volunteered to return the 400,000 shares of common stock to treasury.

5 - STOCK OPTIONS

a)   Employees

In February 2000, the Company adopted a fixed stock option plan that provides for the issuance of incentive and non-qualified stock options to officers, directors, employees and non-employees to acquire up to 250,000 shares of the Company's common stock. The plan was amended in June 2000 to increase the allowable number of stock options to be issued under this plan to 500,000 shares. The Board of Directors determines the terms of the options granted, including the number of options granted, the exercise price and the vesting schedule. The exercise price for qualified incentive and non-qualified stock options is not to be less than the fair market value of the underlying stock at the date of grant, and to have terms no longer than ten years from the date of grant.

On February 29, 2000, the Company granted options to purchase a total of 33,000 shares of the Company's common stock at a price of $4.00 per share to employees of the Company. The options vest on or after February 29, 2001 and expire between February and April 2005. Between March and November 2000, the Company cancelled options to purchase a total of 16,000 shares as the employees who were granted the options left the Company.

On June 12, 2000, the Company granted options to purchase a total of 54,000 shares of the Company's common stock at a price of $2.00 per share to employees of the Company. The options vest on or after June 11, 2001 and expire June 2005. Between June and November 2000, the Company cancelled options to purchase a total of 40,000 shares as the employees who were granted the options left the Company.

                     forestindustry.com, Inc. and Subsidiary

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Six Months Ended November 30, 2000

The Company continues to account for its employee stock-based awards using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees", and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements, because the fair value of common stock at the measurement date is not greater than the option exercise price.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 6.0%; dividend yield of 0%; volatility factors of the expected market price of the Company's stock of 230%; and an expected life of the options of 2.5 years. Accordingly, compensation expense using the fair value method would have been $22,550, amortized over their respective vesting period.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The Statement's pro forma information from the options is as follows:


                                                                               Six Months Ended           Six Months Ended
                                                                              November 30, 2000          November 30, 1999
                                                                                              $                          $

Net (loss) income as reported                                                         (662,754)                      1,194
Compensation expense from stock options under SFAS No. 123                             (11,275)                          -
                                                                        --------------------------------------------------

Pro forma net (loss) income                                                           (674,029)                      1,194
                                                                        ==================================================

Pro forma (loss) income per common share:
     Basic and Diluted                                                                   (0.05)                      0.001
                                                                        ==================================================

b)   Non-Employees

On May 26, 2000, the Company granted options to purchase a total of 40,000 shares of the Company's common stock at a price of $2.00 per share to non-employees of the Company. The options vest on or after May 1, 2001 and expire May 2005. Stock options issued to non-employees are accounted for in accordance with the provisions of SFAS No. 123, "Accounting for Stock Based Compensation", using the fair value method. Accordingly, a compensation expense to these stock options in the amount of $17,253 was recorded as deferred stock compensation to be amortized over their respective vesting periods. For the quarter ended November 30, 2000 the Company recognized an amortization expense of $3,690.

                     forestindustry.com, Inc. and Subsidiary

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Six Months Ended November 30, 2000


c)   Additional Stock Option Plan Information

A summary status of the Company's fixed stock option plan and changes during the period ended November 30, 2000 are as follows. There were no stock options as of November 30, 1999.

                                        Number of           Weighted Average
                                          Shares             Exercise Price
Outstanding, November 30, 1999                                        $
     Granted                             127,000                     2.52
     Forfeited                           (56,000)                    2.57
                                ------------------------------------------------

Outstanding, November 30, 2000            71,000                     2.48
                                ================================================

Options exercisable at end
  of period                                 Nil                         -
                                ================================================

The following table summarizes information about the Company's fixed stock options outstanding at November 30, 2000:


                   Number             Weighted Average       Options Outstanding
Range of           Outstanding at     Remaining Contractual  Weighted Average
Exercise Prices    November 30, 2000  Life (in years)        Exercise Price
$                                                                     $
4.00 - 4.00             17,000               5                       4.00
2.00 - 2.00             54,000               5                       2.00
                   -------------------------------------------------------------

                        71,000               5                       2.48
                   =============================================================

The options outstanding at November 30, 2000 will expire between February and June 2005.

6 - COMMITMENTS

a) The Company has entered into an agreement to lease office premises in Nanaimo, B.C., Canada to May 31, 2001. The monthly lease payment is, excluding operating costs, $1,789.

b) The Company has entered into an agreement to lease a vehicle to March 09, 2003. The monthly lease payment is $529 with an option to purchase the vehicle at the end of the lease for $14,717.

c)  The   Company  has  entered   into  an   agreement   to  lease  an  internet
telecommunication line to December 31, 2002. The monthly lease payment is $959.

d) The Company entered into an agreement for advertising and marketing services for a fee of $212,500, which was settled by the issuance of 200,000 common shares of the Company at $1.25 per share. The contract term is from June 7, 2000 until September 7, 2000.

e) The Company entered into an agreement to lease office premises in Vancouver, B.C. Canada to September 30, 2001. The monthly lease payment was, excluding operating costs, $2,561. On August 31, 2000 the Company was released from its obligations under the lease in return for payment of four months rent of $10,244.

                     forestindustry.com, Inc. and Subsidiary


              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Six Months Ended November 30, 2000


f) The Company entered into a consulting contract with an individual to perform various investor relations and corporate development for an initial fee of $50,000, which was settled by the issuance of 200,000 common shares of the Company at $0.25 per share, and a monthly fee of $2,414. In August 2000, the Company provided fourteen days notice to the consultant that the agreement would be terminated effective August 31, 2000. On August 31, 2000 the consultant resigned from his position as Vice President, Corporate Relations and the resignation was accepted by the Board of Directors.

g) The Company entered into an employment contract with the Chief Information Officer ("CIO") to oversee the Company's technical systems and applications for a signing bonus of $37,500, which was settled by the issuance of 150,000 common shares of the Company at $0.25 per share, and an annual salary of $51,000. The employment contract was from February 29, 2000 to February 28, 2001. On July 21, 2000, the CIO resigned.

h) The Company entered into a consulting contract with a consulting firm to provide strategic management services for a monthly fee of $3,450. The contract was from May 26, 2000 to November 26, 2000. The Company also granted to the principals of the consulting firm stock options allowing the principals to acquire 40,000 common shares at an exercise price of $2.00 per share. The consultants terminated the contract by way of mutual release effective July 31, 2000.

i) On September 25, 2000 the Company entered into a consulting contract with an individual to perform the duties of Chief Operating Officer for a monthly fee of $4,078. Either party may terminate the agreement on fourteen days written notice.


7 - SUBSEQUENT EVENTS

a) On December 4, 2000, the Company terminated its agreement to lease a vehicle to March 09, 2003. The buyout of the lease was $1928 and the vehicle was returned to the dealership.

b) On December 18, 2000, the Company granted options to purchase a total of 45,000 shares of the Company's common stock at a price of $0.60 per share to employees of the Company. The options vest on or after January 31, 2001 and expire December 2005.

Auditors' Report
--------------------------------------------------------------------------------

To the Directors of:
FOREST INDUSTRY ONLINE INC.

We have audited the Balance Sheets of Forest Industry Online Inc. as at July 31, 1999 and 1998 and the Statements of Operations, Shareholders' Deficit and Cash Flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at July 31, 1999 and 1998 and the results of its operations and the changes in its cash flows for the years then ended in accordance with generally accepted accounting principles in Canada, which except as disclosed in Note 16 to the financial statements, also conform in all material respects with accounting principles generally accepted in the United States.









"WATSON DAUPHINEE & MASUCH"
Chartered Accountants





Vancouver, B.C., Canada
November 05, 1999

                           FOREST INDUSTRY ONLINE INC.


Balance Sheets
AS AT JULY 31, 1999 AND 1998 (In U.S. $)
--------------------------------------------------------------------------------

                                                        1999              1998
                                                           $                 $

     ASSETS
     CURRENT
     Cash                                              2,819             2,789
     Accounts Receivable
     (Net of allowance for Doubtful Accounts          64,657            23,498
        1999 - $ 8,630; 1998 - $ 2,978)
     Note Receivable                                       -            14,406
     Prepaid Expenses                                  1,795               414
     Due from Affiliated Company  (Note 3)               166                 -
                                                  ------------------------------

                                                      69,437            41,107

     Capital (Note 4)                                 32,481            12,776
                                                  ------------------------------

                                                     101,918            53,883
                                                  ==============================


     LIABILITIES
     CURRENT
     Operating Line of Credit (Note 5)                13,278                 -
     Accounts Payable and Accrued Liabilities         39,265            34,198
     Unearned Revenues                                52,281            23,162
     Due to Parent Company (Note 6)                   50,341           123,055
     Due to Shareholders (Note 7)                     17,672                 -
     Demand Bank Loan (Note 8)                        55,695                 -
                                                  ------------------------------

                                                     228,532           180,415
                                                  ==============================


     Commitments (Note 11)

     SHAREHOLDERS' DEFICIENCY
     Share Capital (Note 9)                                1                 1
     Cumulative Translation Adjustment                 1,450               991
     Deficit                                        (128,065)         (127,524)
                                                  ------------------------------

                                                    (126,614)         (126,532)
                                                  ------------------------------

                                                     101,918            53,883
                                                  ==============================

                           FOREST INDUSTRY ONLINE INC.


Statements of Operations and Comprehensive Loss FOR THE YEARS ENDED JULY 31, 1999 AND 1998 (In U.S. $)
--------------------------------------------------------------------------------

                                                        1999              1998
                                                           $                 $

REVENUES                                             300,362           128,685
                                                  ------------------------------


EXPENSES
Advertising and Promotion                              2,282             3,164
Depreciation                                           7,763             3,036
Automobile                                               540             4,055
Bad Debts                                              7,782             3,155
Interest                                              14,534            12,655
Consulting Fees                                          487             1,898
Insurance, Licenses and Dues                           1,827             2,127
Internet and Connecting Fees                           8,034            12,869
Office Supplies                                       11,812             6,200
Printing                                              11,167                 -
Professional Fees                                     17,592            12,657
Rent, Property Taxes and Utilities                    10,150             6,147
Repair and Maintenance                                 2,222               442
Salaries and Benefits                                172,339            95,723
Telephone                                             13,664            15,610
Trade Shows                                            7,985             3,513
Travel and Lodging                                    10,723            11,101
                                                  ------------------------------

                                                     300,903           194,352
                                                  ------------------------------
NET (LOSS) FOR THE YEAR                                 (541)          (65,667)

Translation Adjustment Gain                              459               991
                                                  ------------------------------

COMPREHENSIVE (LOSS) FOR THE YEAR                        (82)          (64,676)
                                                  ==============================

                           FOREST INDUSTRY ONLINE INC.


Statements of Shareholders' Deficit
FROM JANUARY 09, 1997 (INCEPTION) TO JULY 31, 1999 (In U.S. $)
-----------------------------------------------------------------------------------------

                                    Common Shares     Cumulative
                                                     Translation       Deficit
                                  Shares     Amount   Adjustment   Accumulated     Total
                                       #          $            $             $         $
                                  -------------------------------------------------------

Issuance of Shares for Cash
in January 1997                      100          1            -             -         1

Net (Loss) from Inception to
July 31, 1997                          -          -            -       (61,857)  (61,857)
                                  -------------------------------------------------------


Balance, July 31, 1997               100          1            -       (61,857)  (61,856)

Translation Adjustment                 -          -          991             -       991
Net (Loss) for the Year Ended
July 31, 1998                          -          -            -       (65,667)  (65,667)
                                  -------------------------------------------------------


Balance, July 31, 1998               100          1          991      (127,524) (126,532)

Translation Adjustment                 -          -          459             -       459
Net (Loss) for the Year Ended
July 31, 1999                          -          -            -          (541)     (541)
                                  -------------------------------------------------------


Balance, July 31, 1999               100          1        1,450      (128,065) (126,614)
                                  =======================================================


                           FOREST INDUSTRY ONLINE INC.


Statements of Cash Flows
FOR THE YEARS ENDED JULY 31, 1999 AND 1998 (In U.S. $)
--------------------------------------------------------------------------------

                                                        1999              1998
                                                           $                 $
CASH WAS PROVIDED FROM, UTILIZED (FOR):

OPERATING ACTIVITIES:
Net (Loss) for the Year                                 (541)          (65,667)
Non-Cash Items:
Depreciation                                           7,763             3,036
Change in Non-Cash Working
Capital Accounts (Note 13)                             6,052            15,722
                                                  ------------------------------

                                                      13,274           (46,909)
                                                  ------------------------------

FINANCING ACTIVITIES
Bank Loan (net of repayments)                         55,695                 -
Advances  (to) Affiliated Company                       (166)                -
Advances from (to) Parent Company                    (72,714)           47,406
Advances from (to) Shareholders                       17,672            (1,759)
                                                  ------------------------------

                                                         487            45,647
                                                  ------------------------------

INVESTING ACTIVITY
Acquisition of Capital Assets                        (27,009)           (4,120)
                                                  ------------------------------

DECREASE IN CASH                                     (13,248)           (5,382)
Cash, Beginning of the Year                            2,789             8,171
                                                  ------------------------------

CASH (BANK INDEBTEDNESS),
END OF THE YEAR                                      (10,459)            2,789
                                                  ==============================

Cash (Bank Indebtedness) comprised of:
Cash                                                   2,819             2,789
Operating Line of Credit                             (13,278)                -
                                                  ------------------------------

                                                     (10,459)            2,789
                                                  ==============================
Supplemental Disclosure
Interest Paid                                         14,534            12,655
                                                  ==============================

                           FOREST INDUSTRY ONLINE INC.


Notes to the Financial Statements AS AT JULY 31, 1999 AND 1998 (In U.S. $)
--------------------------------------------------------------------------------

NOTE 1 - NATURE OF OPERATIONS

Forest Industry Online Inc. ("the Company") was incorporated on January 09, 1997 under the laws of the Province of British Columbia, Canada. The Company's principal business activities include designing web sites and operating and maintaining a computer internet web site for companies associated with the forest industry.



NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

a)   Capital Assets and Depreciation

Capital assets are recorded at cost. Depreciation is provided for at the following annual rates on the straight line basis:

          Automotive Equipment                    -          20%

          Computer Equipment                      -          20%

          Furniture and Fixtures                  -          10%

          Software                                -          100%

One half of the above rates are applied in the year of acquisition and no amortization is taken in the year of disposal.

b)   Revenue Recognition and Unearned Revenues

Revenues are recorded on the billed basis. Customers are billed on a quarterly basis in advance for advertising fees and hosting revenue. Unearned revenues relate to the period of the billing that has not yet transpired and therefore not earned.

c)   Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d)   Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance in respect of amounts considered by management to be less likely than not a realization in future periods.

                           FOREST INDUSTRY ONLINE INC.


Notes to the Financial Statements AS AT JULY 31, 1999 AND 1998 (In U.S. $)
--------------------------------------------------------------------------------

NOTE 3 - DUE FROM AFFILIATED COMPANY

Amounts due from an affiliated company are unsecured, are non-interest bearing and have no formal terms of repayment.

                                                        1999              1998
                                                           $                 $

Seaspray Log Scaling Ltd.                                166                 -
                                                  ==============================


NOTE 4 - CAPITAL ASSETS

                                    Accumulated             Net Book Value
                             Cost  Depreciation          1999           1998
                                $             $             $              $
                         -------------------------------------------------------

Automotive Equipment          710            71           639              -

Computer Equipment         35,388         8,846        26,542         12,526

Furniture and Fixtures      3,013           175         2,838            100

Software                    5,225         2,763         2,462            150
                         -------------------------------------------------------

                           44,336        11,855        32,481         12,776
                         =======================================================

NOTE 5 - OPERATING LINE OF CREDIT

The Company has a $16,600 (CDN$25,000) revolving operating line of credit with the Royal Bank of Canada. The line of credit is payable on demand, bears interest at prime plus 1.75% per annum payable monthly, and is secured by a general security agreement over all the assets of the Company, guarantees by the corporate shareholder and personal guarantees of the principals of the Company.

NOTE 6 - DUE TO PARENT COMPANY

Amounts due to parent company, Teaco Properties Ltd. who owns 78% of the Company, are unsecured and have no specific terms of repayment except for $49,840 (1998 - $111,152) which bears interest at prime plus 5% per annum. The parent company has indicated that it will not seek repayment in year 2000.

                                                        1999              1998
                                                           $                 $

Teaco Properties Ltd.                                 50,341           123,055
                                                  ==============================

                           FOREST INDUSTRY ONLINE INC.


Notes to the Financial Statements AS AT JULY 31, 1999 AND 1998 (In U.S. $)
--------------------------------------------------------------------------------

NOTE 7 - DUE TO SHAREHOLDERS

Amounts due to shareholders are non-interest bearing, unsecured, and have no specific terms of repayment. The shareholders have indicated that they will not seek repayment in year 2000.


                                                        1999              1998
                                                           $                 $

                                                      17,672                 -
                                                  ==============================


NOTE 8 - DEMAND BANK LOAN


                                                        1999              1998
                                                           $                 $


Demand Bank Loan, Royal Bank                          55,695                 -

The demand loan is repayable in monthly instalments of $1,992 including interest at prime plus 2% per annum and is secured by a general security agreement over all the assets of the Company, guarantees by the corporate shareholder and personal guarantees of the principals of the Company.
                                                  ------------------------------

                                                      55,695                 -
                                                  ==============================

NOTE 9 - SHARE CAPITAL

Authorized:

     10,000     Class "A" voting  common  shares  with no par value

Issued:                                              1999              1998
                                                        $                 $

        100     Class "A" voting common shares          1                 1
                                                  ==============================

The shares were issued on January 09, 1997 for cash proceeds of $0.01 per share.

                           FOREST INDUSTRY ONLINE INC.


Notes to the Financial Statements AS AT JULY 31, 1999 AND 1998 (In U.S. $)
--------------------------------------------------------------------------------

NOTE 10 - INCOME TAXES

The Company has non-capital losses available for carry-forward totalling $129,921. These losses may be carried forward to be applied against future income for Canadian tax purposes. The losses expire as follows:

Year                                                     $

2004                                                56,828

2005                                                72,031

2006                                                 1,062
                                                  ---------

                                                   129,921
                                                  =========

No future benefit for these losses has been recognized in these financial statements.

NOTE 11 - COMMITMENTS

A) The Company has entered into an agreement to lease office premise to March 31, 2000. The monthly lease payment, excluding operating costs, is $1,007.

B) The Company has entered into an agreement to lease a vehicle to November 30, 1999. The monthly lease payment is $213 with an option to purchase the vehicle at the end of the lease for $11,950. The Company does not plan to exercise the option to purchase the vehicle when the lease expires.

C)   The  Company  has  entered   into  an   agreement   to  lease  an  internet
     telecommunication line to December 31, 2002. The monthly lease payment is $863.


NOTE 12 - RELATED PARTY TRANSACTIONS

In addition to those transactions disclosed elsewhere in these financial statements, the Company had the following transactions with related parties:

                                                           1999          1998

Salaries paid to shareholders of the Company for         49,410        25,325
management administration, sales, supervision, and product development services.

Interest paid to the parent company for funds             9,905        11,031
advanced to the Company

Professional fees paid to the parent company for         12,220         8,275
accounting services provided.

                           FOREST INDUSTRY ONLINE INC.


Notes to the Financial Statements AS AT JULY 31, 1999 AND 1998 (In U.S. $)
--------------------------------------------------------------------------------

NOTE 13 - CHANGE IN NON-CASH WORKING CAPITAL ACCOUNTS


                                                        1999              1998
                                                           $                 $

Accounts Receivable                                  (41,159)          (12,870)

Note Receivable                                       14,406           (14,406)

Prepaid Expenses                                      (1,381)             (414)

Accounts Payable and Accrued Liabilities               5,067            20,250

Unearned Revenues                                     29,119            23,162
                                                  ------------------------------

                                                       6,052            15,722
                                                  ==============================

NOTE 14 - FINANCIAL INSTRUMENTS

Financial instruments include cash, accounts receivable, due from affiliated company, operating line of credit, accounts payable and accrued liabilities, demand bank loan, amounts due to parent company and shareholders. The estimated fair value of such financial instruments approximates their carrying value.

NOTE 15 - UNCERTAINTY DUE TO YEAR 2000 ISSUE

The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 01, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other parties, will be fully resolved.

                           FOREST INDUSTRY ONLINE INC.


Notes to the Financial Statements AS AT JULY 31, 1999 AND 1998 (In U.S. $)
--------------------------------------------------------------------------------

NOTE 16 - UNITED STATES ACCOUNTING PRINCIPLES

These financial statements have been prepared in accordance with accounting principles generally accepted in Canada. They do not differ materially from accounting principles generally accepted in the United States.



Pro Forma  Combined  Statement of Operations  For the Nine Months Ended February
29, 2000 (In U.S. $)
-----------------------------------------------------------------------------------------------------

                                                                                Pro forma
                                                                    ---------------------------------
                                      The Forest    Forestindustry.      Acquisition        Combined
                                        Industry          com, Inc.      Adjustments
                                     Online Inc.                            (Note 2)
                                               $                  $                $               $

REVENUES                                 264,144                  -                -         264,144
                                  -------------------------------------------------------------------

EXPENSES

Administrative and selling               198,672             11,789                -         210,461
Wages and Benefits                       169,158                  -                -         169,158
                                  -------------------------------------------------------------------

                                         367,830             11,789                -         379,619
                                  -------------------------------------------------------------------

NET LOSS FOR THE PERIOD                  103,686             11,789                -         115,475
                                  ===================================================================

Basic and diluted loss
per share                                                                                     (0.01)
                                                                                        =============












Unaudited - "See accompanying notes to the pro forma combined financial statements"



Pro Forma  Combined  Statement of Operations  For the Nine Months Ended February
29, 2000 (In U.S. $)
-----------------------------------------------------------------------------------------------------

                                                                                Pro forma
                                                                    ---------------------------------
                                      The Forest    Forestindustry.      Acquisition        Combined
                                        Industry          com, Inc.      Adjustments
                                     Online Inc.                            (Note 2)
                                               $                  $                $               $

REVENUES                                 302,313                  -                -         302,313
                                  -------------------------------------------------------------------

EXPENSES

Advertising and Promotion                  1,826                  -                -           1,826
Bad Debts                                  5,048                  -                -           5,048
Bank Charges and Interest                 16,322                  -                -          16,322
Consulting Fees                            2,365                  -                -           2,365
Depreciation                               5,389                  -                -           5,389
Office                                    10,955                  -                -          10,955
Printing                                   4,767                  -                -           4,767
Professional Fees                         17,712              9,752                -          27,464
Rent and Utilities                         8,662                  -                -           8,662
Telephone and Internet Connecting         30,673                  -                -          30,673
Fees
Travel                                    10,038                  -                -          10,038
Trade Shows                                2,592                  -                -           2,592
Wages and Benefits                       171,101                  -                -         171,101
                                  -------------------------------------------------------------------

                                         287,450              9,752                -         297,202
                                  -------------------------------------------------------------------

NET INCOME (LOSS)
FOR THE YEAR                              14,863             (9,752)               -           5,111
                                  ===================================================================

Basic Earnings per share                                                                           -
                                                                                          ===========









Unaudited - "See accompanying notes to the pro forma combined financial statements"

                            FORESTINDUSTRY.COM, INC.
                             (formerly autoeye Inc.)


Notes to the Pro Forma Combined Statement of Operations
For the Nine Months Ended February 29, 2000 and
Year Ended May 31, 1999
--------------------------------------------------------------------------------

Note 1 - General

The unaudited pro forma combined statements of operations of forestindustry.com, Inc. (the "Company") have been compiled from and include:

(a) the audited balance sheets of forestindustry.com, Inc. (formerly Autoeye Inc.) as at May 31, 1999 and 1998 and the audited statements of operations, stockholders' equity and cash flows for the periods then ended;

(b) the audited balance sheets of The Forest Industry Online Inc. (Forest) as at July 31, 1999 and 1998 and the audited statements of operations, stockholders' deficit and cash flows for the years then ended; and

(c) the unaudited balance sheet of the Company as at February 29, 2000 and the unaudited statements of operations and cash flows for the periods ended February 29, 2000 and February 28, 1999.


For more detailed information, readers should refer to the financial statements of the Company and Forest included elsewhere in this Registration Statement.

The unaudited pro forma combined statements of operations give effect to the transactions described in note 2 below. The pro forma combined statements of operations have been presented as though the transactions occurred on June 01, 1998.

The pro forma combined statements of operations may not necessarily be indicative of the results and financial position which would have resulted had the transactions been effected on the date indicated above. Further, the pro forma financial information is not necessarily indicative of the financial position that may be attained in the future.





Unaudited

                            FORESTINDUSTRY.COM, INC.
                             (formerly autoeye Inc.)



Notes to the Pro Forma Combined Statement of Operations
For the Nine Months Ended February 29, 2000 and
Year Ended May 31, 1999
--------------------------------------------------------------------------------

Note 2 - Basis of Presentation

On January 31, 2000, the Company merged with Forest. The acquisition was a reverse takeover with Forest being the deemed accounting acquiror for financial statement purposes.

Under the terms of agreement, the Company issued 10,000,000 common shares for all of the 100 common issued and outstanding shares of Forest. As at January 31, 2000, there were 4,927,040 common shares of the Company (after reflecting a 21:1 stock consolidation which occurred on August 20, 1999 and a subsequent stock split of 1:40 which occurred on August 21, 1999). The acquisition was accounted for as a recapitalization of Forest. The transaction has been accounted for as a capital transaction effectively representing an issue of shares by Forest for the net assets of the Company. On January 31, 2000 the net assets of the Company consisted of:


        Cash and Cash Equivalents                               $ 750,000
        Accounts Payable                                          (19,703)
                                                               -----------

                                                                       $ 730,297
                                                               ===========

Total costs related to this recapitalization transaction were estimated at $15,863. They include cash expense in the estimated amount of $15,000 and non-cash expense in the amount of $863. The non-cash expense relates to the issuance of 37,500 shares of common stock of the Company. The fair value of these services was estimated based upon the estimated fair value of the shares at $0.023 per share. Total transaction costs have been recorded as a charge to the stockholders' equity of the Company.

Cash and cash equivalents held by the Company in the amount of $750,000 were obtained through subscriptions for a private placement of 750 shares of Series "A" Convertible Preferred Stock at a price of $1,000 per share. The closing of this private placement and the release of funds held in escrow were contingent on this acquisition being completed. The shares of Series "A" preferred stock are convertible, at the option of the holder, and at any time after March 16, 2000, into common stock at 75% of the last ten day average closing bid price of the Company subject to a maximum conversion rate of 5,000 shares of common stock for one share of preferred stock and a minimum conversion rate of 250 shares of common stock for one share of preferred stock. In addition, if a registration statement in respect of the common stock underlying the preferred stock is effective, all Series "A" preferred stocks will be deemed to convert into common stocks on or before January 31, 2001, the first anniversary date.

The pro forma combined statements of operation combine the operations of forestindustry.com, Inc. for the nine months ended February 29, 2000 and year ended May 31, 1999 as if the acquisition of forestindustry.com, Inc. had taken place on June 01, 1998. There were no pro forma adjustments required in combining this information of these two entities. This pro forma information does not reflect any non-recurring charges or credits directly attributable to the transaction. This pro forma information does not purport to be indicative of the revenues and net loss that could have resulted had the acquisition been in effect for the period presented and is not intended to be a projection of future results or trends.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

     The Delaware General Corporation Law and our Certificate of Incorporation and Bylaws provide that we may indemnify any and all of our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

      SEC Filing Fee                                       $       32
      Blue Sky Fees and Expenses                                 ____
      Printing and Engraving Expenses                            ____
      Legal Fees and Expenses                                   5,000
      Accounting Fees and Expenses                              5,000
      Miscellaneous Expenses                                      500
                                                                -----
      TOTAL                                                   $10,532
                                                              =======

      All expenses other than the SEC filing fee are estimated.

Item 26. Recent Sales of Unregistered Securities.

     The following information sets forth all securities, which have been sold by us and which securities were not registered under the Securities Act of 1933, as amended. Unless otherwise indicated, the consideration paid for the shares was cash. All historical share data in the registration statement has been adjusted to reflect the various recapitalizations of our common stock.

     On December 11, 1997, Autoeye, Inc., a Colorado corporation, issued 4,761,960 shares of its common stock to Bona Vista West Ltd., an accredited investor, which was controlled by Andrew Meade, in conjunction with organization of the Colorado corporation. The shares were issued for gross proceeds of $5,000. The transaction was private in nature and the issuer had reasonable grounds to believe that the Purchaser was capable of evaluating the merits and risks of its investment and leaving the economic risks of its investment. The Purchaser was fully informed and advised about our corporate matters. The transaction was made in reliance upon exemptions provided in Regulation D of the Securities Act of 1933, as amended. Accordingly, this issuance was deemed to be exempt from registration by Section 4(2) of the Securities Act.

     On December 19, 1997, we, Autoeye, Inc., a Delaware Corporation, issued 80 shares of our common stock to Bona Vista West Ltd., an accredited investor, in conjunction with our formation. The shares were issued for an investment of $10.

     On January 9, 1998, we issued an additional 165,000 shares of our common stock in exchange for 175,456 shares of Series "H" common stock of STB Corp. This exchange was for the purpose of expanding our shareholder base. The shares were exchanged with 291 STB shareholders. This share exchange was valued at $175. On January 15, 1998, we issued 4,761,880 in conjunction with a merger to reincorporate Autoeye-Colorado into us. The issued shares were exchanged for all of the outstanding shares of Autoeye-Colorado. After the merger, Autoeye-Colorado disappeared and we became the surviving entity. With regard to both transactions described above, we had reasonable grounds to believe that each purchaser was capable of evaluating the merits and risks of his investment and bearing the economic risks of his investment. We had not raised over the prior twelve months, more than one million dollars inclusive of the proceeds from the exchange transactions. We relied on Rule 504 of Regulation D as an exemption from registration. At the time of the transaction, our business plan called for the acquisition of a company who was developing and designing a multi-vehicle surveillance system. No commissions were paid in conjunction with any of the above transactions.

     On January 31, 2000, we issued 10,000,000 shares of our common stock in exchange for all of the outstanding stock of The Forest Industry Online, Inc. from 3 shareholders of The Forest Industry Online, Inc. In conjunction with this acquisition, 37,500 shares of common stock were issued to one consultant for services rendered relating to the acquisition, valued at $9,375. The shares were issued to investors residing outside of the United States. The issuance of our shares of common stock were deemed exempt pursuant to Regulation S. No commissions were paid.

     On January 31, 2000, we sold 750 shares of its Series A convertible preferred stock to three institutional investors, which were accredited investors, for aggregate proceeds of $750,000. All sales of our Series A preferred stocks were exempt from registration pursuant to Rule 506 of the Securities and Exchange Commission. All shares of the Series A preferred stock were acquired for investment purposes only and without a view to distribution. All of the persons who acquired our Series A preferred stock were fully informed and advised about matters concerning us, including our business, financial affairs and other matters. The purchasers of our Series A preferred stock acquired the securities for their own accounts. The certificates evidencing the Series A preferred stock bear legends stating that they may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. All Series A preferred shares are "restricted" securities as defined in Rule 144 of the Rules and Regulations of the SEC.

     On February 29, 2000 we issued 150,000 shares of our common stock to one consultant in payment for services rendered. The services were valued at $37,500. On February 24, 2000 we issued 200,000 shares of our common stock to one consultant in payment for services rendered, valued at $50,000. These transactions were private in nature and involved investors who were not residents of the United States. Accordingly, the issuances were deemed to be exempt from registration by Regulation S and the stock is deemed to be restricted securities.

     On May 26, 2000, we issued options to purchase 40,000 shares of common stock to one consultant in partial payment for services rendered. The issuance was deemed to be a private placement exempt from registration by section (4)2 of the Securities Act. The consulting agreement was subsequently terminated.

     On June 7, 2000 we issued 200,000 shares of our common stock to one consultant in payment for services rendered. The services were valued at $212,500. This transaction was private in nature and involved one investor who was deemed sophisticated and had access to all relevant information about us.

Accordingly, the issuance was deemed to be exempt from registration by Section 4(2) of the Securities Act.

     On August 1, 2000, we sold 200 shares of our Series B convertible preferred stock to two accredited institutional investors for aggregate proceeds of $200,000. All sales of our Series B preferred stocks were exempt from registration pursuant to Rule 506 of the Securities and Exchange Commission and Regulation S. All shares of the Series B preferred stock were acquired for investment purposes only and without a view to distribution. All of the persons who acquired our Series B preferred stock were fully informed and advised about matters concerning us, including our business, financial affairs and other matters. The purchasers of our Series B preferred stock acquired the securities for their own accounts. The certificates evidencing the Series B preferred stock bear legends stating that they may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. All Series B preferred stock is "restricted" securities as defined in Rule 144 of the Rules and Regulations of the SEC.

     On August 16, 2000 we signed a non-binding letter of intent to acquire all of the issued and outstanding shares of C.C. Crow Publications, Inc. in exchange for 400,000 shares of our common stock. The transaction is subject to several conditions prior to closing. We have issued 400,000 shares of our common stock to the owner of Crow Publications, which has been placed in escrow pending the consummation of this transaction. When and if issued, the shares will be issued to one person in a private placement deemed to be exempt from registration by
Section 4(2) of the Securities Act. This issuance involved one investor who was deemed sophisticated and had access to all relevant information concerning us, including our business, financial affairs and other matters. He has acquired the common stock for his own account. 125,000 shares to be issued are a non-refundable deposit and the remaining 275,000 shares to be issued upon consummation of the acquisition will be deemed to be restricted securities. On October 6, 2000, the pending acquisition was cancelled by both parties and the owner of Crow Publications volunteered to return the 400,000 shares of common stock to us. The 400,000 shares of common stock will be returned to treasury.

     On February 29, 2000,  the Company  granted  options to purchase a total of
33,000 shares of common stock at an exercise price of $4.00 per share to employees of the Company. Of the options to acquire 33,000 shares, options to purchase 16,000 shares were cancelled due to employees leaving the Company. On June 12, 2000, the Company granted options to purchase a total of 54,000 shares of common stock at an exercise price of $2,00 per share to employees of the Company. Of the options to acquire 54,000 shares, options to purchase 40,000 shares were cancelled due to employees leaving the Company. On May 26, 2000, the Company granted options to purchase a total of 40,000 shares at an exercise price equal to $2.00 per share to two non-employees of the Company. On December 18, 2000, the Company granted options to purchase a total of 40,000 of the Company's common stock at an exercise price of $0.60 per share to nine employees of the Company. These employees are residents outside the United States.

     All of the option issuances were to individuals residing outside the United States. The issuances of the options were exempt pursuant to Regulation S. No commissions were paid.

Item 27. Exhibits

          Exhibits                                                   Page Number

1         Underwriting Agreement                                             N/A

3.1       Certificate of Incorporation                                       (1)

3.2       Amended Certificate of Incorporation                               (1)

3.3       Bylaws                                                             (1)

4.1       Certificate of Designation of Series A
          preferred stock                                                    (1)


4.2       Stock Option Plan                                                  (1)

4.3       Certificate of Designation of Series B
          preferred stock                                                    (6)

5         Opinion of Counsel                                      Filed Herewith

10.1      Share Exchange Agreement with
          The Forest Industry Online, Inc.                                   (1)

10.2      Stock Retirement Agreement with Bona Vista West                    (5)

10.3      Consulting agreement with Todd Hilditch                            (4)

10.4      Consulting agreement with Summit Media Partners                    (4)

10.5      Letter of Intent to acquire C.C. Crows Publications Inc.           (3)

10.6      Lease Agreements with The Globe Foundation
          and Seebros Holdings Ltd.                                          (5)

10.7      Employment Agreement for Joe Perraton.                             (4)

10.8      Consulting Agreement with Century Capital
          Management Ltd.                                                    (6)

10.9      Consulting Agreement with Greg Millbank                            (6)

10.10     Memorandum of Understanding with Praxis Technical
          Group, Inc.                                                        (6)

10.11     Consulting Agreement for Joe Perraton                   Filed Herewith

16.1      Letter Regarding Change in Certifying Accountant                   (2)

23.1      Consent of Bartel Eng & Schroder                         See Exhibit 5

23.3      Consent of Watson, Dauphinee & Masuch                   Filed Herewith
----------------

     (1) Previously filed with forestindustry's initial registration statement on Form SB-2 filed with the SEC on May 19, 2000.
     (2) Previously filed with forestindustry's Form 8-K filed with the SEC on March 8, 2000.
     (3) Previously filed with forestindustry's Form 8-K dated August 16, 2000 (filed August 30, 2000)
     (4) Previously filed with forestindustry's Form 10-KSB filed with the SEC on September 13, 2000.
     (5) Previously filed with forestindustry's registration statement on Form SB-2 pre-effective statement No. 1 filed with the SEC on September 22, 2000.
     (6) Previously filed with forestindustry's registration statement on Form SB-2 pre-effective statement No. 2 filed with the SEC on November 22, 2000.

Item 28. Undertakings

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

               (i) To include any prospectus required by Section l0(a)(3) of the Securities Act of l933;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

          (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of l933, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Nanaimo, British Columbia, on the 1st day of March, 2001.

                                  FORESTINDUSTRY.COM, INC.



                                  By:     /S/ JOE PERRATON
                                          Joe Perraton, President and
                                          Chief Financial and Accounting Officer





          Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                               Title                              Date

/S/ JOE PERRATON             Director                     1 March, 2001
Joe Perraton


/S/ GREG MILLBANK            Director                     1 March, 2001
Greg Millbank